Exhibit 4.3

Private & Confidential

Date 25 June 2020

APHRODITE SHIPPING CORPORATION

- and —

DIONE SHIPPING CORPORATION

as joint and several Borrowers

- and -

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

- and

EUROBANK S.A.

as Agent, Arranger, and Security Agent

LOAN AGREEMENT

(No. 242 /25 June 2020)

relating to a loan facility of up to $20,800,000

PIRAEUS

INDEX

Clause		Page
1	INTERPRETATION	1
2	LOAN FACILITY	18
3	POSITION OF THE LENDERS ETC	19
4	DRAWDOWN	20
5	INTEREST	21
6	INTEREST PERIODS	23
7	DEFAULT INTEREST	23
8	REPAYMENT AND PREPAYMENT	24
9	CONDITIONS PRECEDENT	26
10	REPRESENTATIONS AND WARRANTIES	26
11	GENERAL UNDERTAKINGS	30
12	CORPORATE UNDERTAKINGS	34
13	INSURANCE	37
14	SHIP COVENANTS	42
15	SECURITY COVER	46
16	PAYMENTS AND CALCULATIONS	47
17	APPLICATION OF RECEIPTS	48
18	APPLICATION OF EARNINGS	49
19	EVENTS OF DEFAULT	51
20	FEES AND EXPENSES	55
21	INDEMNITIES	56
22	NO SET-OFF OR TAX DEDUCTION	58
23	ILLEGALITY, ETC	59
24	INCREASED COSTS	60
25	SET-OFF/13AIL-IN	61
26	TRANSFERS AND CHANGES IN LENDING OFFICES	63
27	VARIATIONS AND WAIVERS	67
28	NOTICES	68
29 SUPPLEMENTAL		70
30	LAW AND JURISDICTION	70
SCHEDULE 1 LENDERS AND COMMITMENTS		71
SCHEDULE 2		71
DRAWDOWN NOTICE		71
SCHEDULE 3		71
CONDITION PRECEDENT DOCUMENTS		71
SCHEDULE 4 TRANSFER CERTIFICATE		71
EXECUTION PAGE		72

THIS LOAN AGREEMENT (No. 242) is made on 25 June 2020

BETWEEN:

(1)

APHRODITE SHIPPING CORPORATION and DIONE SHIPPING CORPORATION, each being a corporation incorporated and existing under the laws of the Republic of Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road Ajeltake Islands, Majuro, MH96960, Marshall Islands, as joint and several Borrowers;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)

EUROBANK S.A. a banking societe anonyme duly incorporated under the laws of Greece, having its registered office at 8 Othonos Street, Athens, Greece, acting for the purposes of this Agreement through its office at 83 Akti Miaouli & Flessa Street, 5th floor, 185 38 Piraeus, Greece, as Agent;

(4)

EUROBANK S.A. a banking societe anonyme duly incorporated under the laws of Greece, having its registered office at 8 Othonos Street, Athens, Greece, acting for the purposes of this Agreement through its office at 83 Akti Miaouli & Flessa Street, 5th floor, 185 38 Piraeus, Greece, as Arranger; and

(5)

EUROBANK S.A. a banking societe anonyme duly incorporated under the laws of Greece, having its registered office at 8 Othonos Street, Athens, Greece, acting for the purposes of this Agreement through its office at 83 Akti Miaouli & Flessa Street, 5th floor, 185 38 Piraeus, Greece, as Security Agent.

WHEREAS

The Lenders have agreed to make available to the Borrowers, jointly and severally, a loan of up to the lesser of (i) $20,800,000 and (ii) the Cash Collateral as at the Drawdown Date plus 55% of the aggregate Market Value of the Ships to be determined no more than one month prior to the Drawdown Date, in a single advance for the purpose of refinancing (aa) any outstanding indebtedness under the Existing Loan Agreement or (bb) if the same has already been repaid, any outstanding indebtedness which has been otherwise incurred by the Borrowers for the purpose of repaying any indebtedness under the Existing Loan Agreement, upon and subject to the terms and conditions contained in this Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5 (General Interpretation) in this Agreement:

“Account Bank” means Eurobank S.A. a banking societe anonyme duly incorporated under the laws of Greece, having its registered office at 8 Othonos Street, Athens, Greece, acting for the purposes of this Agreement through its office at 83 Akti Miaouli & Flessa Street, 5th floor, 185 38 Piraeus, Greece or Eurobank Cyprus Ltd, acting through its office at 41, Arch. Makarios III Ave, 1065 Nicosia, Cyprus or such other bank as the Agent may agree to be an Account Bank for the purposes of this Agreement;

“Accounts Pledges” means the deeds of pledge of the Earnings Accounts and the Retention Account in such form as the Agent may approve or require, as security for the Secured Liabilities and in the singular means any one of them;

“Affected Lender” has the meaning given in Clause 5.5 (Market Disruption — Non Availability);

“Agency and Trust Deed” means the agency and trust deed executed or to be executed between the Borrowers, the Lenders, the Agent, the Security Agent and the Arranger in such form as the Lenders may approve or require;

“Agent” means Eurobank S.A. a banking societe anonyme duly incorporated under the laws of Greece, having its registered office at 8 Othonos Street, Athens, Greece, acting for the purposes of this Agreement through its office at 83 Akti Miaouli & Flessa Street, 5th floor, 185 38 Piraeus, Greece or any successor appointed under clause 5 of the Agency and Trust Deed;

“Aphrodite” means Aphrodite Shipping Corporation a corporation incorporated and existing under the laws of the Republic of Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road Ajeltake Islands, Majuro, MH96960;

“Approved Flag” means the the Panama flag or such other flag as the Lenders may, in their sole and absolute discretion, approve as the flag on which either Ship shall be registered;

“Approved Flag State” means the Republic of Panama or any other country in which the Lenders may in their sole and absolute discretion, approve that either Ship be registered;

“Approved Manager” means, in relation to each Ship, Navios Tankers Management Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 or any other parent or subsidiary or Related Person of the Approved Manager and/or of Angeliki Frangou or any other entity which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the technical and/or commercial manager of a Ship (such approval not to be unreasonably withheld);

“Approved Manager’s Undertakings” means the letters of undertaking and assignment of insurances executed by the Approved Manager in respect of each Ship in favour of the Security Agent incorporating a subordination of their respective rights against each Ship and the relevant Owner to the rights of the Creditor Parties under the Finance Documents, in such form as the Agent may approve or require and in the singular means any one of them;

“Asset Cover Ratio” means, on any day, the ratio of the Security Value to the Loan on that day;

“Availability Period” means the period commencing on the date of this Agreement and ending on the earlier of:

(a)	20 July 2020 or such later date as the Lenders may agree with the Borrowers; and

(b)	the date on which the Total Commitments are fully borrowed, cancelled or terminated;

“Balloon Instalment” means, in relation to the Loan, the repayment instalment referred to as the “Balloon Instalment” in Clause 8.1 (Amount of repayment instalments);

“Borrower” means each of Aphrodite and Dione and in the plural means both of them; “Breakage Costs” means the amount (if any) by which:

the interest, which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance, the Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Advance, the Loan or Unpaid Sum), had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period or, if applicable, CIRR Break Costs;

“Business Day” means a day (other than Saturday and Sunday) on which banks are open in London, Athens, Nicosia and Piraeus and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City and, in respect of the Drawdown Date, Frankfurt and Panama City, Republic of Panama;

“Cash Collateral” means as at the Drawdown Date the amount standing to the credit of the Retention Account in accordance with Clause 11.19;

“Change of Control Event” means the occurrence after the date of this Agreement of any of the following:

(a)	the Permitted Owners sell any shares in the Corporate Guarantor which would reduce the proportion of issued voting shares owned by them in aggregate in the Corporate Guarantor to below 20%; or

(b)	the Corporate Guarantor issues further shares which would reduce the proportion of issued voting shares in the Corporate Guarantor owned by the Permitted Owners in aggregate to below 20%; or

(c)	a Borrower is not or ceases to be wholly-owned (including beneficially owned) or controlled by the Corporate Guarantor;

“Charter” means any time charter or other contract of employment (including any entry in a pool) in respect of a Ship in excess of 12 months duration (excluding extension options) in form and substance acceptable to the Agent;

“Charterer” means any charterer who may enter into a Charter with a Borrower in respect of its Ship;

“Charterparty Assignment” means, with respect to any Charter, an assignment of the relevant Owner’s rights under such Charter (and any guarantee issued in respect of the performance of the Charterer under such Charter) to be executed by such Borrower in favour of the Security Agent (including any notices and/or acknowledgments and/or undertakings associated therewith) in such form as the Agent may approve or require and, in the plural, means all of them;

“Code” means the US Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Compliance Certificate” means a certificate in the form set out in Schedule 6 (or in any other form which the Agent, acting with the authorisation of all the Lenders, approves or requires);

“Contractual Currency” has the meaning given in Clause 21.5 (Currency indemnity); “control” means, in respect of a company:

(a)

the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of that company or to appoint or remove all, or the majority, of the directors or other equivalent officers of that company or to give directions with respect to the operating and financial policies of that company which the directors or other equivalent officers of that company are obliged to comply with; or

(b)

the holding of more than one-half of the issued share capital of that company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital), and references to controlling and controlled shall be construed accordingly;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Corporate Guarantee” means the guarantee and indemnity of the Borrowers’ obligations under this Agreement and the other Finance Documents to be given by the Corporate Guarantor in such form as the Agent may approve or require;

“Corporate Guarantor” means Navios Maritime Acquisition Corporation, a corporation incorporated and existing under the laws of the Republic of Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road Ajeltake Islands, Majuro, M1196960;

“Creditor Party” means the Agent, the Arranger, the Security Agent and the Account Bank or any Lender, whether as at the date of this Agreement or at any later time and in the plural means all of them,

“Dione” means Dione Shipping Corporation, a corporation incorporated and existing under the laws of the Republic of Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road Ajeltake Islands, Majuro, M1196960;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, the date requested by the Borrowers for the Loan to be made available, or (as the context requires) the date on which the Loan is actually advanced;

“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means, in respect of each Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to a Borrower or the Security Agent and which arise out of the use or operation of such Ship, including (but not limited to):

(a)

all freight, hire and passage moneys, compensation payable to the relevant Owner or the Security Agent in the event of requisition of its Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of such Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)

if and whenever such Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to such Ship;

“Earnings Account” means, with respect to each Borrower, an account in the name of such

Borrower with the Account Bank at its Branch 29 (or any other office of the Account Bank) which is designated by the Account Bank in writing as the Earnings Account of such Borrower for the purposes of this Agreement;

“EIAPP Certificate” means the Engine International Air Pollution Prevention Certificate issued or to be issued pursuant to Annex VI of the International Convention for the Prevention of Pollution from Ship, MARPOL 73/78 (Regulations for the Prevention of Air Pollution from Ships) (as currently in force and as the same may be amended from time to time) in relation to a Ship;

“Environmental Affiliate” means any agent or employee of a Borrower or any person having a contractual relationship with a Borrower in connection with its Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from such Ship;

“Environmental Approvals” means all authorisations, consents, licences, permits, exemptions or other approvals whatsoever required under applicable Environmental Laws;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)

any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship or either Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where either Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 19.1 (Events of Default);

“Existing Loan Agreement” means the loan agreement dated 18 December 2019 made between (amongst others) (i) Aphrodite and Dione as joint and several borrowers and (ii) Deutsche Bank AG as lender in respect of a loan of up to $32,500,000;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)

any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

“FATCA Exempt Party” means a party to a Finance Document that is entitled to receive payments free from any FATCA Deduction;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Agency and Trust Deed;

(c)	the Corporate Guarantee;

(d)	the Mortgages;

(e)	the General Assignments; (0 the Accounts Pledges;

(g)	the Approved Manager’s Undertakings;

(h)	any Charterparty Assignment;

(i)	any Insurances Assignment; and

(j)

any other document (whether creating a Security Interest or not) which is executed at any time by the Borrowers, the Corporate Guarantor or an Approved Manager or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the documents referred to in this definition;

“Final Maturity Date” means the date falling 48 months following the Drawdown Date;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)

under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)

under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“General Assignment” means in relation to a Ship the general assignment of the Earnings, the Insurances and any Requisition Compensation of that Ship executed or to be executed by the relevant Owner in favour of the Security Agent, in such form as the Agent may approve or require;

“Group” means at any relevant time the Borrowers, the Corporate Guarantor and their subsidiaries and “member of the Group” shall be construed accordingly;

“IACS” means the International Association of Classification Societies;

“IAPP Certificate” means the International Air Pollution Prevention Certificate issued or to be issued pursuant to Annex VI of the International Convention for the Prevention of Pollution from Ship, MARPOL 73/78 (Regulations for the Prevention of Air Pollution from Ships) (as currently in force and as the same may be amended from time to time) in relation to a Ship;

“Insurances” means, in relation to a Ship:

(a)

all policies and contracts of insurance, including entries of such Ship in any protection and indemnity or war risks association, which are effected in respect of such Ship, her Earnings or otherwise in relation to her; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Insurances Assignment” means the assignment of Insurances of a Ship executed or to be executed by any co-assured (other than a Borrower and the Approved Manager) in such form as the Agent may approve or require;

“Interest Period” means a period determined in accordance with Clause 6 (Interest Periods);

“ISM Code” means, in relation to its application to each Borrower, an Approved Manager, its Ship and its operation:

(a)

‘The International Management Code for the Safc Operation of Ship and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)

all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisations pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes:

(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to the Ships or either of them within the periods specified by the ISM Code; and

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Agent may require; and

(c)

any other documents which are prepared or which, are otherwise relevant to establish and maintain the Ships’ or the Borrowers’ or the Approved Managers’ compliance with the ISM Code which the Agent may require;

“ISM SMS” means the safety management system for each Ship which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organisation (“IMO”) now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended) and the mandatory ISPS Code as adopted by a Diplomatic Conference of the IMO on Maritime Security in December 2002 and includes any amendments or extensions to it and any regulation issued pursuant to it but shall only apply to a Ship insofar as it is applicable law in that Ship’s flag state and any jurisdiction on which such Ship is operated;

“ISPS Code Documentation” includes:

(a)	the International Ship Security Certificate issued pursuant to the ISPS Code in relation to each Ship within the period specified in the ISPS Code; and

(b)	all other documents and data which arc relevant to the ISPS Code and its implementation and verification which the Agent may require;

“Latest Accounts” means, as at the date of calculation or, as the case may be, in respect of an accounting period, the annual audited consolidated financial statements of the Corporate Guarantor which the Corporate Guarantor is obliged to deliver to the Agent pursuant to Clause 11.7 (Provisions of financial statements);

“Lender” means, subject to Clause 26.6 (Lender re-organisation; waiver of Transfer Certificate):

(a)

a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Borrowers under Clause 26.14 (Change of lending office) unless it has delivered a Transfer Certificate or Certificates covering the entire amounts of its Commitment and its Contribution; and

(b)	any bank, financial institution or other entity which has become a Party in accordance with Clause 26 (Error! Reference source not found),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement;

“LIBOR” means, in relation to the Loan or any part of the Loan:

(a)

the applicable Screen Rate at or about 11.00 a.m. (London time) on the Quotation Date for Dollars and for a period equal in length to the Interest Period then applicable to the Loan or that part of the Loan; or

(b)

if on the Quotation Date no Screen Rate is displayed, the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent) of the rates per annum quoted to the Agent by two leading banks in the London Interbank Market as their offered rates for deposits of Dollars in an amount comparable to the amount in relation to which LIBOR is to be determined and for a period equivalent to such period to prime banks in the London Interbank Market at or about 11:00 a.m. (London time) on the Quotation Date for Dollars and for a period equal in length to the Interest Period, and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero;

“Liquidity” means:

(a)	cash in hand legally and beneficially owned by any Group Member; and

(b)	cash deposits legally and beneficially owned by any Group Member and which are deposited with (A) the Account Bank or (B) any other bank or financial institution which in each case is at the free and unrestricted disposal of the relevant Group Member by which it is owned, including any funds held with any bank from time to time to satisfy minimum liquidity requirements;

“Loan” means the amount of up to $20,800,000 to be made available by the Lenders to the Borrowers or, as the context requires, the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means any casualty to a Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $750,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before the Loan has been made, Lenders whose Commitments total 66.67 per cent. or more of the Total Commitments; and

(b)	after the Loan has been made, Lenders whose Contributions total 66.67 per cent. or more of the Loan;

“Margin” means three per cent (3.00%) per annum;

“Market Value” means, in respect of a Ship, the market value of such Ship determined from time to time in accordance with Clause 15.2 (Valuation of a Ship);

“Material Adverse Effect” means, in the reasonable opinion of the Majority Lenders, a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any Security Party taken as a whole; or

(b)	the ability of a Security Party to perform its obligations under the Finance Documents; or

(c)

the legality, validity or enforceability of, or the effectiveness or ranking of, any Security Interest granted or purporting to be granted pursuant to any of the Finance Documents, or the rights or remedies of any Creditor Party under any of the Finance Documents;

“Money Laundering” has the meaning given to it in Article 1 of Directive 2015/849/EC of the Council of the European Communities;

“Mortgage” means, in respect of each Ship, a first preferred Panamanian ship mortgage executed or to be executed by the relevant Owner in favour of the Security Agent, in such form as the Agent may approve or require and in the plural means both of them;

“Negotiation Period” has the meaning given in Clause 5.6 (Alternative basis of interest or funding);

“Net Worth” means, at any relevant time, the Total Assets less Total Liabilities;

“Notifying Lender” has the meaning given in Clause 23.1 (Illegality) or Clause 24.1 (Increased Costs) as the context requires;

“Owner” means, in respect of each Ship, the Borrower which is at any relevant time the owner thereof;

“Payment Currency” has the meaning given in Clause 21.5 (Currency Indemnity);

“Permitted Owners” (i) Angeliki Frangou; (ii) each of her spouse, siblings, ancestors, descendants (whether by blood, marriage or adoption, and including stepchildren) and the spouses, siblings, ancestors and descendants thereof (whether by blood, marriage or adoption, and including stepchildren) of such natural persons, the beneficiaries, estates and legal representatives of any of the foregoing, the trustee of any bona fide trust of which any of the foregoing, individually or in the aggregate, are the majority in interest beneficiaries or grantors, and any corporation, partnership, limited liability company or other Person in which any of the foregoing, individually or in the aggregate, own or control a majority in interest; (iii) Navios Holdings; and (iv) all Affiliates controlled by the Persons named in clauses (i) and (ii) above;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)

liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation (including any lien for bunkers and port disbursements at any time in aggregate not exceeding $500,000), repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Owner in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.12(h) (Restrictions on chartering, appointment of managers etc.);

(fl

any Security Interest created in favour of a claimant or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where a Borrower is prosecuting or defending such action in good faith by appropriate steps;

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

(h)	any guarantees granted by the Corporate Guarantor in the ordinary course of its business

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)

a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)

a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a reasonable determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Quotation Date” means, in respect of any period in respect of which LIBOR falls to be determined under this Agreement, the second Business Day before the first day of such period;

“Related Person” of a person means any subsidiary of such person, any company or other entity of which such person is a subsidiary and any subsidiary of any such company or entity, including any publically listed subsidiaries;

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board;

“Relevant Person” has the meaning given in Clause 19.9 (Relevant Persons);

“Repayment Date” means a date on which a repayment is required to be made under Clause 8 (Repayment and Prepayment);

“Replacement Benchmark” means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Borrowers, generally accepted in the international loan markets as the appropriate successor to a Screen Rate; or

(c)	in the opinion of the Majority Lenders and the Borrowers, an appropriate successor to a Screen Rate.

“Required Security Amount” means the amount in $ (as certified by the Agent) which is 120% of the Loan;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Restricted Person” means a person that is (i) listed on, or owned or controlled by a person listed on any Sanctions List; (ii) located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide Sanctions (including, without limitation, at the date of this Agreement Cuba, Iran, Myanmar (Burma), North Korea, Syria and Sudan); or (iii) otherwise a target of Sanctions;

“Retention Account” means the account in the name of the Borrowers with the Account Bank at its Branch 29 (or any other office of the Account Bank) which is designated by the Account Bank in writing as the Retention Account for the purposes of this Agreement;

“Sanctions” means any economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union or its Member States; (iv) the United Kingdom; (v) any country to which any Security Party or an Approved Manager, or any other member of the Group or any Related Person of any of them is bound; or (vi) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (“HMT”) (together, “Sanctions Authorities” and each a “Sanctions Authority”);

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the Consolidated List of Financial Sanctions Targets and Investment Ban List issued by HMT, or any similar list issued or maintained or made public by any of the Sanctions Authorities;

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers;

“Screen Rate Replacement Event” means, in relation to a Screen Rate:

(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders and the Borrowers, materially changed;

(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(ii)

the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iii)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(c)	in the opinion of the Majority Lenders and the Borrowers, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement;

“Secured Liabilities” means all liabilities which the Borrowers, the other Security Parties, the Approved Managers or any of them have, at the date of this Agreement or at any later time or times, under or by virtue of the Finance Documents or any judgment relating to the Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Agent” means Eurobank S.A. a banking societe anonyme duly incorporated under the laws of Greece, having its registered office at 8 Othonos Street, Athens, Greece, acting for the purposes of this Agreement through its office at 83 Akti Miaouli & Flessa Street, 5th floor, 185 38 Piraeus, Greece or any successor appointed under clause 5 of the Agency and Trust Deed;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of the claimant under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)

any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A, but (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Parties” means together the Borrowers, the Corporate Guarantor and any other person (except a Creditor Party and the Approved Manager) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a Finance Document and “Security Party” means any one of them;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Security Parties and the Lenders that:

(a)	all amounts which have become due for payment by the Borrowers or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	no Borrower nor any Security Party has any future or contingent liability under Clause 20

(Fees and Expenses), 21 (Indemnities) or 22 (No Set-Off or Tax Deduction) below or any other provision of this Agreement or another Finance Document; and

(d)

the Agent and the Security Agent do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of a Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Value” means, at any time, the amount in Dollars which, at that time, is the aggregate of (a) the Market Value of all the Ships subject to a Mortgage at the relevant time and (b) the net realisable value of any additional security then held by the Security Agent provided under Clause

15 (Security cover);

“Ships” means together Ship A and Ship B and in the singular means either one of them;

“Total Assets” means, as at the date of calculation or, as the case may be, for any accounting period, the total assets (based on book values) (which shall have the meaning given thereto undcr US GAAP but excluding the effect of the application of ASU 2016-02 “Leases (Topic 842)” effective for any financial years beginning after 15 December 2018) of the Corporate Guarantor as at that date or for that period as shown in the Latest Accounts.

“Total Liabilities” means, as at the date of calculation or, as the case may be, for any accounting period, the total liabilities (which shall have the meaning given thereto under US GAAP but excluding the effect of the application of ASU 2016-02 “Leases (Topic 842)” effective for any financial years beginning after 15 December 2018) of the Corporate Guarantor as at that date or for that period as shown in the Latest Accounts.

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of such Ship;

(b)

any expropriation, confiscation, requisition or acquisition of such Ship, whether for full consideration, a consideration less than her proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension;

(c)	any condemnation of such Ship by any tribunal or by any person or person claiming to be a tribunal;

(d)

in the case of any arrest, capture, seizure, confiscation or detention of such Ship (including any hijacking or theft), other than piracy, within 90 days and in the case of piracy, if the relevant underwriters confirm to the Agent in writing prior to the end of such 90-day period that such Ship is subject to an approved piracy insurance cover, the earlier of 270 days after the date on which the Ship is captured by pirates and the date on which the piracy insurance cover expires.

“Total Loss Date” means, in relation to a Ship:

(a)	in the case of an actual loss of such Ship, the date on which it occurred or, if that is unknown, the date when such Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of such Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Owner, with such Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Transfer Certificate” has the meaning given in Clause 26.2 (Transfer by a Lender);

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Deed;

“Unpaid Sum” means any sum due and payable but unpaid by a Security Party under the Finance Documents; and

“US GAAP” means the generally accepted accounting principles applied from time to time in the United States of America.

Words and expressions defined in Schedule 5 (ship and Third Party Manager Details) when used in this Agreement shall have the meanings given to them in Schedule 5 (Ship and Third Party Manager Details) as if the same were set out in full in this clause Error! Reference source not found. (Definitions)

1.2	Construction of certain terms. In this Agreement:

“approved” means, for the purposes of Clause 13 (Insurance), approved in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation, permission, permit and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, fax or telex;

“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of a Ship in consequence of her insured value being less than the value at which that Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“indebtedness” means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise) for the payment or repayment of money;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“material” means material in the sole opinion of the Security Agent and/or the Agent;

“months” shall be construed in accordance with Clause 1.3 (Meaning of “month”);

“obligatory insurances” means all insurances effected, or which a Borrower is obliged to effect in relation to its Ship under Clause 13 (Insurance) below or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4 (Meaning of “subsidiary’);

“person” includes any company, any state, political sub-division of a state and local or municipal authority, and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks (including oil pollution and freight, demurrage and defence cover) covered by a protection and indemnity association managed in London which is a member of the International Group of P&I Clubs (or, if the International Group of P&I Clubs ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance), including (without limitation) pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of clause 1 (Interpretation) of the Institute Time Clauses (Hulls)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision and including, without limitation, protection and indemnity war risks with a separate limit and in excess of the amount for war risks (hull);

“regulation” references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity, central bank or any self-regulatory or other supra-national authority (including, without limitation, any regulation implementing or complying with (1) the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004, in the form existing on the date of this Agreement (“Basel II”), and/or (2) “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Basel III:• A global regulatoryframeworkfor more resilient banks and banking systems”, published by the Basel Committee on Banking Supervision in December 2010, in the form existing on the date of this Agreement (“Basel III”), (3) any amendment, replacement or refinement of Basel III (“Basel IV” and (4) any other law or regulation which, at any time and from time to time, implements and/or amends and/or supplements and/or re-enacts and/or supersedes, whether in whole or in part, Basel II and/or Basel III and/or Basel IV (including Directive 2013/36/EU on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms (“CRD IV”) and Regulation (EU) No 575/2013 on prudential requirements for credit institutions and investment firms (“CRR”)), and whether such implementation, application or compliance is by a Government Entity, a lender or any company affiliated to it);

“subsidiary” has the meaning given in Clause 1.4 (Meaning of “subsidiary”);

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” means the risks according to Institute War and Strike Clauses (Hull Time) (1/10/83) or (1/11/95), or equivalent conditions, including, but not limited to risk of mines, blocking and trapping, missing vessel, confiscation excess risks and the risk of war and terrorism excluded from protection and indemnity with a separate limit and all risks excluded from the standard form of English or other marine policy.

1.3

Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)

on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)

on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P.

1.5	General Interpretation.

(a)	In this Agreement:

(i)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(ii)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise; and

(iii)	words denoting the singular number shall include the plural and vice versa.

(b)	Clauses 1.1 (Definitions) to 1.4 (Meaning of “subsidiary’) and paragraph (a) of this Clause 1.5 (General Interpretation) apply unless the contrary intention appears; and

(c)

references in Clause 1.1 (Interpretation) to a document being in the form of a particular Schedule include references to that form with any modifications to that form which the Agent approves or reasonably requires; and

(d)	the clause headings shall not affect the interpretation of this Agreement.

2	LOAN FACILITY

2.1

Amount of facility. Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrowers a loan facility in an amount of up to the lesser of (i) $20,800,000 and (ii) the Cash Collateral as at the Drawdown Date plus 55% of the aggregate Market Value of the Ships to be determined no more than one month prior to the Drawdown Date in one advance.

2.2	Lenders’ participations in the Loan. Subject to the other provisions of this Agreement, each Lender shall participate in the Loan in the amounts set out in Schedule 1.

2.3

Purpose of Loan. Each Borrower undertakes with each Creditor Party to borrower the Loan only for the purpose stated in the preamble to this Agreement and in accordance with the terms of Clause 4.2 (Availability.).

2.4	Use of Proceeds.

(a)	Without prejudice to the Borrowers’ obligations under Clause 13.9 (Payment of premiums), the Lenders shall have no responsibility for the Borrowers’ use of the proceeds of any part of the Loan.

(b)

The Borrowers shall not, and shall procure that each Security Party and each other Group Member and any subsidiary of any of them shall not, permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any part of the Loan or other transactions contemplated by this Agreement to fund or facilitate trade, business or other activities: (i) involving or for the benefit of any Restricted Person; or (ii) in any other manner that could result in a Borrower, any other Security Party or any Creditor Party being in breach of any Sanctions or becoming a Restricted Person.

2.5

Cancellation of Commitment. The Borrowers may, at any time request, in writing to the Agent by giving no less than 5 Business Days prior notice, the reduction of all or any part of the Total Commitments, whereupon such cancelled part shall cease to be available, and the Commitment of each Lender shall be reduced according to such cancellation, provided that such cancellation shall be irrevocable.

2.6	Borrowers’ rights and obligations

2.6.1

The obligations of each Borrower under this Agreement are joint and several and shall continue until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, regardless of any intermediate payment or discharge in whole or in part. Each Borrower declares that it is and will remain, throughout the Security Period, a principal debtor for all amounts owing hereunder and under the other Finance Documents and that it shall be construed to be a surety for the obligations of any other Borrower hereunder.

2.6.2

The obligations of each Borrower shall not be impaired by (i) any obligation under this agreement being or becoming void, unenforceable or illegal as regards any other Borrower (ii) any amendment of any Finance Document (iii) any rescheduling, refinancing or similar arrangement of any kind with any other Borrower (iv) the release (in whole or in part) of any other Security Party from its obligations under, or the release of any Security Interest created by, any Finance Document.

2.6.3

If any payment by a Borrower or any discharge given by a Creditor Party (whether in respect of the obligations of either Borrower or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event then (i) the liability of each Borrower under the Finance Documents shall continue as if the payment, release, avoidance or reduction had not occurred and (ii) each Finance Party shall be entitled to recover the value or amount of that security or payment from each Borrower, as if the payment, release, avoidance or reduction had not occurred.

2.6.4

No Borrower shall, during the Security Period (i) claim any amount due to it from any other Borrower, or (ii) prove for any such amount in any liquidation, administration, arrangement or similar procedure or (iii) take or enforce any security from or against any other Borrower.

2.6.5

Each Borrower waives any right it may have of first requiring any Creditor Party to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Borrower under a Finance Document.

3	POSITION OF THE LENDERS ETC.

3.1

Interests of Lenders several. The rights of the Lenders under this Agreement are several; accordingly each Lender shall be entitled to sue for any amount which has become due and payable by either Borrower to it under this Agreement without joining any other Creditor Party as additional parties in the proceedings.

3.2	Proceedings requiring Majority Lenders’ consent. However, without the prior written consent of the Majority Lenders, no Lender may bring proceedings in respect of:

(a)	any other liability or obligation of either Borrower or a Security Party under or connected with a Finance Document; or

(b)	any misrepresentation or breach of warranty by either Borrower or a Security Party in or connected with a Finance Document.

3.3	Obligations of Lenders several. The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement shall not result in:

(a)	the obligations of the other Lenders being increased; nor

(b)	either Borrower, any Security Party or any other Lender being discharged (in whole or in part) from its obligations under any Finance Document,

and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement.

3.4

Parties bound by certain actions of Agent. Every Lender, each Borrower and each Security Party shall be bound by any determination made, or action taken, by the Agent or the Security Agent under any provision of a Finance Document;

(a)	any instruction or authorisation given by the Lenders to the Agent or the Security Agent under or in connection with any Finance Document;

(b)	any action taken (or in good faith purportedly taken) by the Agent or the Security Agent in accordance with such an instruction or authorisation.

3.5	Reliance on action of Agent. However, the Borrowers and each Security Party:

(a)

shall be entitled to assume that the Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take; and

(b)	shall not be entitled to require any evidence that such an instruction or authorisation has been given.

3.6

Construction. In Clauses 3.4 (Parties bound by certain actions of Agent) and 3.5 (Reliance on action of Agent) references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

4	D R A W D O W N

4.1

Request for the Loan. Subject to the following conditions, the Borrowers may request the Loan to be made available by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 2 Business Days prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 (Request for the Loan) are that:

(a)	the Drawdown Date is a Business Day during the Availability Period; and

(b)	the amount of the aggregate of the Loan shall not exceed $20,800,000.

4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount to be borrowed and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Loan; and

(c)	the duration of the first Interest Period.

4.4

Drawdown Notice irrevocable. A Drawdown Notice must be signed by a director, officer or other authorised person of each Borrower and once served, such Drawdown Notice cannot be revoked without the prior written consent of the Agent, acting on the authority of the Majority Lenders.

4.5

Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date either, at its option, (i) make available to the Agent for the account of the Borrowers or (ii) make available directly to the Borrowers to the account or accounts which the Borrowers specify in the relevant Drawdown Notice, the amount due from that Lender on the Drawdown Date under Clause 4.3 (Notification to Lenders of receipt of a Drawdown Notice).

4.6

Disbursement of the Loan. Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrowers the amounts which the Agent receives from the Lenders under Clause 4.5 (Lenders to make available Contributions); and that payment to the Borrowers shall be made:

(a)	to the account or accounts which the Borrowers specify in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7

Disbursement of the Loan to third party. The payment by the Agent under Clause 4.6 (Disbursement of Loan) and a Lender under Clause 4.5 (Lenders to make available contributions) shall constitute the making of the Loan and the Borrowers shall thereupon become indebted as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution.

4.8

Restricted Persons. The Borrowers undertake that they shall not, and shall procure that no Security Party, an Approved Manager or other member of the Group or any subsidiary of any of them shall, permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute, effect payment by use of accounts held with the Account Bank or otherwise make available, all or any part of the proceeds of the Loan or other transactions contemplated by this Agreement to fund or facilitate trade, business or other activities: (i) involving or for the benefit of any Restricted Person; or (ii) in any other manner that could result in a Borrower, any other Security Party, an Approved Manager or a Creditor Party being in breach of any Sanctions or becoming a Restricted Person.

5	INTEREST

5.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrowers on the last day of that Interest Period.

5.2

Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of the Margin and LIBOR for that Interest Period.

5.3

Payment of accrued interest. In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrowers and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period;

as soon as reasonably practicable after each is determined.

5.5	Market disruption — Non Availability

(a)

Market Disruption Event: If and whenever, at any time prior to the commencement of any Interest Period, a Lender (in its discretion) shall have determined (which determination shall be conclusive in the absence of manifest error) that a Market Disruption Event has occurred in relation to the Loan for any such Interest Period, then that Lender (the “Affected Lender”) shall forthwith give notice thereof (a “Determination Notice”) to the Borrowers and the Agent and the of interest on its Contribution (or the relevant part thereof) for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate which expresses as a percentage rate per annum the cost to the Affected Lender of funding its Contribution (or the relevant part thereof) from whatever source it may select.

(b)

Suspension of drawdown: If a Determination Notice is given before the Loan (or a part thereof) is advanced, the Affected Lender’s obligation to make its Contribution (or a part thereof) available shall be suspended while the circumstances referred to in the Determination Notice continue.

(c)	Meaning of “Market Disruption Event”: In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Date for the relevant Interest Period LIBOR is not is available; and/or

(ii)

before close of business on the Quotation Date for the relevant Interest Period, a Lender determines (in its sole discretion) that the cost to it of obtaining matching deposits in the London Interbank Market to fund its Contribution (or the relevant part thereof) for such Interest Period would be in excess of LIBOR for that Interest Period; and

(iii)

before close of business on the Quotation Date for the relevant Interest Period, deposits in Dollars are not available to the Affected Lender in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan (or the relevant part thereof) for that Interest Period.

5.6	Alternative basis of interest or funding

(a)

If a Market Disruption Event occurs and the Affected Lender or the Borrowers so requires, the Affected Lender, the Agent and the Borrowers shall enter into negotiations (for a period of not more than fifteen (15) days (the “Negotiation Period”)) after the giving of the relevant Determination Notice with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall be binding on the Lenders and all Security Parties

5.7

Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin; and the procedure provided for by this Clause 5.7 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.8

Notice of prepayment. If the Borrowers do not agree with an interest rate set by the Agent under Clause 5.7 (Alternative rate of interest in absence of agreement), the Borrowers may give the Agent not less than 5 Business Days’ notice of their intention to prepay the Loan at the end of the interest period set by the Agent.

5.9

Prepayment; termination of Commitments. A notice under Clause 5.8 (Notice of Prepayment) shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrowers’ notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)

on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin and, if the prepayment or repayment is not made on the last day of the interest period set by the Agent, any sums payable in respect of Breakage Costs.

5.10	Application of prepayment. The provisions of Clause 8 (Repayment and Prepayment) shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods. The first Interest Period shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2

Duration of normal Interest Periods. Subject to Clauses 6.3 (Duration of Interest Periods for repayment instalments) and 6.4 (Non-availability of matching deposits for Interest Period selected), each Interest Period shall be:

(a)

3, 6, 9 or 12 months as notified by the Borrowers to the Agent (subject to availability in the London Interbank Market (as determined by the Agent)) not later than 11.00 a.m. (London time) 2 Business Days before the commencement of the Interest Period; or

(b)	3 months, if the Borrowers fail to notify the Agent by the time specified in paragraph (a) above; or

(c)	such other period as the Agent, acting on the instructions of the Lenders, may, subject to availability, agree with the Borrowers,

provided that the selection of Interest Periods under this Clause 6.2 (Duration of normal Interest Periods) shall be made in such manner as to ensure that a separate Interest Period shall be selected in respect of an amount of the Loan equal to the repayment instalment which is then due to be repaid under Clause 8.1 (Amount of repayment instalments) to expire on the Repayment Date applicable to such repayment instalment.

6.3

Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 8 (Repayment and Prepayment) on a particular Repayment Date, an Interest Period in relation to the amount to be repaid in respect of the Loan shall end on that Repayment Date.

6.4

Non-availability of matching deposits for Interest Period selected. If, after the Borrowers have selected an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the second Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months.

6.5	Interest Rate Hedging.

A Borrower may not hedge interest payable under this Agreement.

7	DEFAULT INTEREST

7.1

Payment of default interest on overdue amounts. The Borrowers shall pay interest in accordance with the following provisions of this Clause 7 (Default interest) on any amount payable by the Borrowers under any Finance Document which the Agent, the Security Agent or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4 (Acceleration of Loan), the date on which it became immediately due and payablc.

7.2

Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be (i) two point five per cent. (2.5%) above the rate set out at paragraph (b) of Clause 7.3 (Calculation of default rate of interest) and (ii) in the event that Eurobank Cyprus Ltd ever becomes a Lender and in relation to its Contribution only, two per cent. (2%) above the rate set out at paragraph (b) of Clause 7.3 (Calculation of default rate of interest) and for the remaining of any Contributions default interest under (i) above will apply.

7.3

Calculation of default rate of interest. The rate referred to in Clause 7.2 (Default rate of interest) is the Margin plus, in respect of successive periods of any three (3) months or longer duration which the Agent may select from time to time:

(a)	LIBOR; or

(b)

if the Agent determines that Dollar deposits for any such period are not being made available to a Lender or (as the case may be) Lenders by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Agent from such other sources as the Agent may from time to time determine;

7.4

Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and the Borrowers of each interest rate determined by the Agent under Clause 7.3 (Calculation of default rate of interest) and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Agent’s notification.

7.5

Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Security Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

8	REPAYMENT AND PREPAYMENT

8.1

Amount of repayment instalments. The Borrowers shall repay the Loan by (i) sixteen (16) consecutive quarterly instalments of $800,000 each followed by (ii) a Balloon Instalment of $8,000,000 payable together with the last instalment Provided that if the amount of the Loan is less than $20,800,000, the amount of each repayment instalment including the Balloon Instalment shall be reduced pro rata by an amount equal to such undrawn amount.

8.2

Repayment Dates. The first instalment shall be repaid on the date falling three (3) months after the Drawdown Date and the last instalment, along with the Balloon Instalment, shall be repaid on the Final Maturity Date.

8.3

Final Maturity Date. On the Final Maturity Date, the Borrowers shall additionally pay to the Security Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4

Voluntary prepayment. Subject to the following conditions, the Borrowers may prepay the whole or any part of the Loan on the last day of an Interest Period and may prepay the whole Loan at any time if any of the situations described in Clauses 21.1(f) (Indemnities regarding borrowing and repayment of Loan), 22.2 (Grossing-up for taxes) or 24.1 (Increased Costs) arise, without prejudice to the Borrowers’ obligations under those Clauses.

8.5	Conditions for voluntary prepayment. The conditions referred to in Clause 8.4 (Voluntary prepayment) are that:

(a)	a partial prepayment shall be $500,000 or a higher multiple thereof;

(b)	the Agent has received from the Borrowers at least 5 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)

the Borrowers have provided evidence satisfactory to the Agent that any consent required by either Borrowers or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects either Borrower or any Security Party has been complied with; and

(d)	each partial prepayment shall be applied against the Loan in reducing the repayment instalments under Clause 8.1 (Amount of repayment instalments) in order of maturity.

8.6

Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

8.7

Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrowers under Clause 8.5(c) (Conditions for voluntary prepayment).

8.8

Mandatory prepayment. Upon the sale of a Ship, which sale shall be subject to prior notification to the Agent and provided that no Event of Default has occurred, or Total Loss of a Ship, the Borrowers shall be obliged to prepay the Loan by the Relevant Amount:

(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of such Ship to the buyer; or

(b)

in the case of a Total Loss, on the earlier of the date falling 180 days after the relevant Total Loss Date and the date of receipt by the Security Agent of the proceeds of insurance relating to such Total Loss, which prepayment shall be applied towards prepayment of the Loan in pro rata reduction of the remaining repayment instalments under Clause 8.1 (Amount of repayment instalments) including the Balloon Instalment, wher e

“Relevant Amount” means an amount which is the higher of (a) the amount required so that the Asset Cover Ratio immediately following such prepayment is equal to the Asset Cover Ratio before such sale or Total Loss and (b) such amount which will ensure that the Security Value, immediately following such prepayment, is no less than the Required Security Amount at that time.

8.9

Mandatory prepayment — Illegality. Upon the circumstances referred to in Clause 23 (Illegality etc.) arising, the Borrowers shall be obliged to prepay the whole Loan in accordance with that Clause, and any undrawn part of the Total Commitment shall be cancelled.

8.10

Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 (Indemnities) below or otherwise) in respect of the Loan and, if the prepayment is not made on the last day of an Interest Period, together with any Breakage Costs.

8.11	No reborrowing. No amount prepaid or repaid may be reborrowed.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. Each Lender’s obligation to make the Loan available to the Borrowers is subject to the following conditions precedent:

(a)	that, on or before the service of a Drawdown Notice, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(b)	that, on or before drawdown of the Loan but prior to advancing it, the Agent receives the documents described in Part B of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(c)	that, on or before the service of a Drawdown Notice, the Agent has received payment of the fees and expenses payable pursuant to Clause 20.1 (Arrangement Fee);

(d)	that both at the date of each Drawdown Notice and at the Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Loan;

(ii)

the representations and warranties in Clause 10 (Representation and Warranties) and those of a Borrower or any Security Party which are set out in the other Finance Documents would be true, and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)	none of the circumstances contemplated by Clauses 5.5 (Market disruption — Non Availability) or 19.1(w) (x) (Events of Default) has occurred and is continuing;

(e)

that, if the ratio set out in Clause 15.1 (Provision of additional security over; prepayment of Loan) were applied immediately following the making of the Loan, the Borrowers would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)

that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may with the authorisation of the Majority Lenders, request by notice to the Borrowers prior to the Drawdown Date.

9.2

Waiver of conditions precedent. If the Majority Lenders, at their discretion, permit the Loan to be borrowed before certain of the conditions referred to in Clause 9.1 (Documents, fees and no default) are satisfied, the Borrowers shall ensure that those conditions are satisfied within 10 Business days after the Drawdown Date (or such longer period as the Agent may specify).

9.3

Conditions Subsequent. The Borrowers undertake to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, each Drawdown Date the additional documents and other evidence listed in Part C (Conditions Subsequent) of Schedule 3.

10	REPRESENTATIONS AND WARRANTIES

10.1	General. Each Borrower represents and warrants to each Creditor Party as follows.

10.2	Status. Each Borrower is duly incorporated and validly existing and in good standing under the laws of Marshall Islands.

10.3

Share capital and ownership. Each Borrower has an authorised share capital of 500 hundred registered and/or bearer shares with par value U.S.$1.00 each, all of which shares have been issued in registered form and are fully paid.

10.4	Corporate power. Each Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to register the Ship in its name under the Approved Flag;

(b)	to execute the Finance Documents to which such Borrower is a party;

(c)	to borrow under this Agreement; and

(d)	to make all the payments contemplated by, and to comply with, those Finance Documents to which that Borrower is a party.

10.5	Consents in force. All the consents referred to in Clause 10.4 (Corporate Power) remain in force and nothing has occurred which makes any of them liable to revocation

10.6	Ownership of Borrowers and Corporate Guarantor. All the shares in the Borrowers are beneficially owned by the persons disclosed to the Lenders prior to the date of this Agreement.

10.7

Legal validity; effective Security Interests. The Finance Documents to which each Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the relevant Borrower’s legal, valid and binding obligations enforceable against that Borrower in accordance with their respective terms and admissible in evidence; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.8	No third party Security Interests. Without limiting the generality of Clause 10.7 (Legal validity; effective Security Interests), at the time of the execution and delivery of each Finance Document:

(a)	each Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)

no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.9

No conflicts. The execution by the Borrowers of each Finance Document to which each is a party, and the borrowing by the Borrowers of the Loan and their compliance with each Finance Document to which each is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrowers; or

(c)	any contractual or other obligation or restriction which is binding on the Borrowers or any of their assets.

10.10	No withholding taxes.

(a)

All payments which the Borrowers are liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

(b)

No taxes anywhere are imposed whatsoever by withholding or deduction or otherwise on any payment to be made by any Security Party under the Finance Documents to which such Security Party is or is to be a party or are imposed on or by virtue of the execution or delivery by the Security Parties of the Finance Documents or any other document or instrument to be executed or delivered under any of the Finance Documents.

10.11

No default. No Event of Default or Potential Event of Default has occurred and is continuing or might reasonably be expected to result from the making of the Loan or any part thereof available or the entry into, the performance of, or any transaction contemplated by, any Finance Document. No other event or circumstance is outstanding which constitutes a default or a termination event (however described) under any other agreement or instrument which is binding on a Security Party, or to which its assets are subject, which would be expected to have a Material Adverse Effect (i) on the business, assets or financial condition of any Security Party or (ii) on the security constituted by any of the Finance Documents or the enforceability of that security in accordance with its terms..

10.12

Information. All information which has been provided in writing by or on behalf of the Borrowers or any Security Party or an Approved Manager to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.7 (Information provided to be accurate); all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7 (Provision offinancial statements); and there has been no material adverse change in the financial position or state of affairs of the Borrowers and/or the Corporate Guarantor and/or the Approved Managers from that disclosed in the latest of those accounts.

10.13

No litigation. No legal or administrative action involving either Borrower has been commenced or taken or, to a Borrower’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a Material Adverse Effect.

10.14

Compliance with certain undertakings. At the date of this Agreement, each Borrower is in compliance with Clauses 11.2 (Title: Negative Pledge), 11.3 (No disposal of assets), 11.4 (No other liabilities or obligations to be incurred), 11.10 (Consents), 11.13 (Principal place of business), 12.5 (Ownership) and 12.6 (Sanctions).

10.15	Taxes paid. Each Borrower has paid all taxes applicable to, or imposed on or in relation to such Borrower, its business or its Ship.

10.16

Ranking of Borrowers’ obligations. Each Borrower’s obligations to make payments under this Agreement rank ahead of any obligation owed by such Borrower to any other person, except as the same may be preferred by any applicable law or regulation.

10.17	Insolvency etc.

(a)	No bankruptcy, insolvency, administration or similar proceedings have been commenced against either Borrower with a view to winding up such Borrower.

(b)

None of the Security Parties is unable or has admitted inability to pay its debts as they fall due; has suspended making payments on any of its debts or has announced an intention to do so; is or has become insolvent; or has suffered the declaration of a moratorium in respect of any of its Financial Indebtedness.

10.18	Anti-bribery. None of the improper or illegal acts referred to in Clause 12.7 (Anti-bribery) have occurred prior to the date of execution of this Agreement

10.19

ISM Code and ISPS Code compliance. The Borrowers and the Approved Managers have obtained all necessary ISM Code Documentation and ISPS Code Documentation in connection with each Ship and are in full compliance with the ISM Code and the ISPS Code.

10.20	Restricted Persons, unlawful activity.

(a)	None of the shares in the Borrowers or in the Ships are or will be at any time during the Security Period legally and beneficially owned and controlled by a Restricted Person;

(b)

no Restricted Person has or will have at any time during the Security Period any legal or beneficial interest of any nature whatsoever in any of the shares of any of the Security Parties (other than the Corporate Guarantor) or an Approved Manager or to the best of the Borrowers’ knowledge and belief, in any of the shares of the Corporate Guarantor;

(c)

to the best of the Borrowers’ knowledge and belief, no title in any property or other assets subject to a Security Interest created by a Finance Document has been obtained in breach of any existing applicable law, statute, rule or regulation.

10.21

Choice of law. The choice of English law to govern the Finance Documents (other than the choice of (i) the law of the Approved Flag State to govern the Mortgage and (ii) the lex loci to govern the Accounts Pledge) and the submissions by the Security Parties to the jurisdiction of the English courts and the obligations of such Security Parties associated therewith, are valid and binding other than as otherwise provided in any legal opinions delivered to the Agent under Clause 9 (Conditions Precedent).

10.22

No filings required. Except for the registration of each Mortgage in the relevant register under the laws of the Approved Flag State, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Finance Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to any of the Finance Documents and each of the Finance Documents is in proper form for its enforcement in the courts of each Pertinent Jurisdiction.

10.23

Pad passu. The obligations of the Borrowers under this Agreement and the obligations of the Corporate Guarantor under the Corporate Guarantee are direct, general and unconditional obligations of the Borrowers and the Corporate Guarantor respectively and rank at least pari passu with all other present and future unsecured and unsubordinated indebtedness of the Borrowers and the Corporate Guarantor except for obligations which are mandatorily preferred by operation of law and not by contract.

10.24	Accounting reference date. The Borrowers’ and the Corporate Guarantor’s accounting reference date is 31 December.

10.25	Environmental Matters. Except as may already have been disclosed by the Borrowers in writing to, and acknowledged and accepted in writing by, the Lenders:

(a)	the Borrowers and, to the best of the Borrowers’ knowledge and belief (having made due enquiry), their Environmental Affiliates have complied with the provisions of all Environmental Laws;

(b)

the Borrowers and, to the best of the Borrowers’ knowledge and belief (having made due enquiry), their Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals;

(c)

no Environmental Claim has been made or threatened or pending against either Borrower or, to the best of the Borrowers’ knowledge and belief (having made due enquiry), any of their Environmental Affiliates; and

(d)	there has been no Environmental Incident;

10.26	Adverse consequences. The jurisdiction of incorporation of each Borrower will not in any way adversely affect the Lenders or their rights under the Finance Documents.

10.27	Immunity. No Security Party nor any of their assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal or administrative proceedings whatsoever.

10.28

Legal compliance. No Security Party has in any way contravened any applicable law, statute, rule or regulation (including, but not limited to, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Foreign Corrupt Practices Act of 1977 of the USA and all such as relate to Money Laundering, terrorism and/or bribery).

10.29

Money laundering. In relation to the borrowing by the Borrowers of the Loan, the performance and discharge of their obligations and liabilities under this Agreement or any of the Finance Documents and the transactions and other arrangements effected or contemplated by this Agreement or any of the Finance Documents to which either Borrower is a party, each Borrower is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat Money Laundering.

10.30

Sanctions. No Security Party, nor any member of the Group nor any director, officer, agent, employee of any Security Party or any member of the Group or any person acting on behalf of any Security Party or a member of the Group, is a Restricted Person nor acts directly or indirectly on behalf of a Restricted Person.

10.31

Centre of main interests and establishments. For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in Greece and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

10.32

Labour laws. Each Borrower is in compliance in all material respects with any law or regulation applicable to it and pertaining to the labour and employment conditions, the occupational health and safety and the public health, safety and security and implement the necessary measures and carry out any necessary and designated action for the effective dealing with and remedy of the issues which, in the course of ordinary audits, are indicated to each Borrower either from the competent authorities of its jurisdiction of incorporation or from advisors specialised in this field having the required expertise.

10.33

Personal data. Each Borrower is in compliance in all material respects with any law or regulation applicable to it and pertaining on the protection of the individual from the processing of personal data and no claim, notice or other communication is received by it in respect of any actual or alleged breach of, or liability under, any such law or regulation which have or are reasonably likely to have a Material Adverse Effect.

10.34

Repetition of representations. The representations and warranties set out in this Clause 10 (Representations and Warranties) are complete, true, accurate and not misleading (whether by omission of any material fact or consideration or otherwise) and the same, including this Clause 10.34 (Repetition of representations), shall be deemed to be repeated on the date of a Drawdown Notice and on the Drawdown Date.

11	GENERAL UNDERTAKINGS

General. Each Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 (General Undertakings) at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit in writing such permission not to be unreasonably withheld.

11.2	Title; negative pledge. Each Borrower will:

(a)

hold the legal title to, and own the entire beneficial interest in its Ship and its Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents; and

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future.

11.3	No disposal of assets. No Borrower will transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

11.4

No other liabilities or obligations to be incurred. No Borrower will incur any liability or obligation except liabilities and obligations under the Finance Documents to which it is a party and liabilities or obligations reasonably incurred in the ordinary course of operating and chartering its Ship.

11.5

Subordination. Each Borrower shall ensure that all indebtedness of such Borrower to any of its Related Persons is fully subordinated, and to subordinate any indebtedness issued to it by any of its Related Persons, all in a form acceptable to the Lenders.

11.6

Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrowers under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.7

Provision of financial statements. The Borrowers will, and shall procure that the Corporate Guarantor will, send to the Agent, commencing with the financial year ending 31 December 2020, as soon as possible, but in no event later than 180 days after the end of each of its financial year:

11.7.1	the annual audited consolidated financial statements of the Corporate Guarantor for that financial year; and

11.7.2

as soon as possible, but in no event later than 90 days after the end of each financial half-year (commencing with the financial half-year ending 30 June 2020) of the Corporate Guarantors, the consolidated management-prepared accounts of the Corporate Guarantor for that financial half-year, duly certified as to their correctness by the chief financial officer of the Corporate Guarantor;

11.7.3

promptly after each request by the Agent, such further financial information about the Borrower, the Corporate Guarantor, the Group and/or the Ships including, but not limited to, charter arrangements, Financial Indebtedness, financial condition, operating expenses, commitments and loan repayment profiles, as the Agent may request.

11.8	Form of financial statements. All financial statements (audited and unaudited) delivered under Clause 11.7 (Provision offinancial statements) will:

(a)	be prepared in accordance with all applicable laws and generally US GAAP (or other accounting standards acceptable to the Agent) consistently applied;

(b)

give a true and fair view of the state of affairs of the Borrowers and the Corporate Guarantor at the date of those financial statements and of their profit for the period to which those financial statements relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrowers and the Corporate Guarantor.

11.9

Creditor notices. Following the written request of the Agent, the Borrowers will send to the Agent, at the same time as they are despatched, copies of all communications which are despatched to the Borrowers’ creditors or any class of them.

11.10	Consents. The Borrowers will maintain in force and promptly obtain or renew, and will promptly send copies to the Agent of, all consents required:

(a)	for the Borrowers to perform their obligations under any Finance Document to which each is a party;

(b)	for the validity or enforceability of any Finance Document to which each is a party;

(c)	for each Borrower to continue to own and operate its Ship,

and the Borrowers will comply with the terms of all such consents.

11.11	Maintenance of Security Interests. Each Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)

without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document (including any duties or taxes payable by any of the Creditor Parties but excluding any FATCA Deduction), give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.12

Notification of litigation. Each Borrower will provide the Agent with details of any legal or administrative action involving a Borrower, any Security Party, the Approved Managers or a Ship, its Earnings or Insurances as soon as such action is instituted or it becomes apparent to a Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.13

Principal place of business. Each Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated at the commencement of this Agreement (though it may change its place of business with the prior approval of the Agent), and no Borrower will establish, or do anything as a result of which it would be deemed to have, a place of business in either the United Kingdom or the United States of America.

11.14

Confirmation of no default. The Borrowers will, within 5 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by a director of each Borrower and which:

(a)	states that no Event of Default has occurred and is continuing; or

(b)	states that no Event of Default has occurred and is continuing, except for a specified event or matter, of which all material details are given.

11.15	Notification of default. The Borrowers will notify the Agent as soon as any of them become aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default which is continuing; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred and is continuing,

and will thereafter keep the Agent fully up-to-date with all developments.

11.16

Provision of further information. The Borrowers will, and shall procure that the Corporate Guarantor and the Approved Managers will, as soon as practicable after receiving a request from the Agent, provide the Agent with any additional financial or other information relating:

(a)	to the Borrowers, the Ships, the Insurances or the Earnings, the Corporate Guarantor, the Approved Managers or any member of the Group;

(b)	the financial condition of any of the Borrowers and the Corporate Guarantor;

(c)	to any other matter relevant to, or to any provision of, a Finance Document which may be requested by the Lenders at any time; and

(d)	all other documentation and information as any Creditor Party may reasonably request,

and will keep the Agent, and shall procure that the Corporate Guarantor keeps the Agent, advised, without the need for any request therefor, of any major financial developments relating to any member of the Group, including, but not limited to, any sale or purchase of vessels, the incurrence of any new Financial Indebtedness, any restructuring or rescheduling of any Financial Indebtedness and the entry into any long term employment of any vessel owned by such member.

11.17

Provision of copies and translation of documents. The Borrowers will supply the Agent (if it so requires) with a sufficient number of copies of the documents referred to above to provide one copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrowers will provide a certified English translation prepared by a translator approved by the Agent.

11.18

Unencumbered Liquidity. The Borrowers shall ensure that there shall be maintained at all times in an account or accounts with the Account Bank (including but not limited to any amount standing to the credit of the Retention Account pursuant to Clause 11.19) in the names of the Borrowers and/or the Corporate Guarantor and/or any other entity acceptable to the Lenders, free of any Security Interest (other than any created by the Finance Documents) an average quarterly aggregate amount of no less than $800,000 multiplied by the number of Ships which is at any relevant time subject to a Mortgage.

11.19

Cash Collateral. The Borrowers shall ensure that there shall be maintained at all times in the Retention Account no less than $800,000, provided that the Borrowers may, provided that no Event of Default has occurred which is continuing, apply all or part of such amount in or towards payment of a Loan repayment instalment under Clause 8 (Repayment and Prepayment).

11.20

Know your Customer. The Borrowers will provide, and will procure that the Corporate Guarantor and any other member of the Group which maintains an account with the Account Bank will, prior to the Drawdown Date to occur, provide all information and documentation as the Agent may in its sole discretion require in order to satisfy its “Know Your Customer” procedures.

11.21

Restricted Persons. Each Borrower shall not, and each Borrower shall procure that neither the Corporate Guarantor nor any shipowning company whose ships operate under the management of the Approved Manager (other than an Approved Manager which is not affiliated to the Corporate Guarantor) will, have any course of dealings, directly or indirectly, with any Restricted Person.

11.22

Change in constitutional documents. Each Borrower shall not, and each Borrower shall procure that the Corporate Guarantor will not, amend or vary its constitutional documents in a way which is likely to have Material Adverse Effect.

11.23	Use of proceeds. The Borrowers shall use the Loan and/or any part thereof exclusively for the purposes specified in Clause 2.3 (Purpose of Loan).

11.24

Labour laws. Each Borrower shall comply with the applicable from time to time legislation which relates to the labor and employment conditions, the occupational health and safety and the public health, safety and security, in each case, where failure to do so has or is reasonably likely to have a Material Adverse Effect. Each Borrower shall ensure that no claim, notice or other communication is received by it in respect of any actual or alleged breach of, or liability under, any such law or regulation where any such breach or liability has or is reasonably likely to have a Material Adverse Effect. The Borrowers shall promptly upon becoming aware of the same, inform the Agent in writing of any claim against a Borrower which is current, pending or threatened or any communication, notice or the imposition of any fine against a Borrower in respect of any actual or alleged breach of, or liability under, any such law or regulation. The Borrowers must deliver to the Agent, as soon as requested, all the documents and details deemed necessary by the latter, in order to ascertain that each Borrower complies with its obligations as stated in this clause. Similarly to the above, each Borrower is obliged to accept whenever deemed necessary (in the reasonable opinion of the Agent), any inspection carried out by the Agent’s directors, officers or employees or by third parties having the desired and necessary expertise and provide to the aforementioned persons every required assistance for the purposes of this clause. The relevant cost shall be borne by the Borrowers. For any action taken by the Agent under this clause, the Agent may be entitled but not obliged to request the prior written consent of the Majority Lenders.

11.25

Personal data. Each Borrower shall comply with any law or regulation applicable to it and pertaining on the protection of the individual from the processing of personal data where failure to do so has or is reasonably likely to have a Material Adverse Effect. Each Borrower shall ensure that no claim, notice or other communication is received by it in respect of any actual or alleged breach of, or liability under, any such law or regulation where ally such breach or liability has or is reasonably likely to have a Material Adverse Effect. Each Borrower shall promptly upon becoming aware of the same, inform the Agent in writing of any claim against a Borrower which is current, pending or threatened or any communication, notice or the imposition of any fine against a Borrower in respect of any actual or alleged breach of, or liability under, any such law or regulation.

11.26

Additional Covenants. The Borrowers shall procure that, if the Corporate Guarantor is required by any other contract to which either of them is a party to comply with (i) any financial covenants or (ii) any covenants which are equivalent or similar to the ones set out in this Clause 11 or Clause 11 of the Corporate Guarantee but which, in either case, impose greater obligations, the Corporate Guarantor shall comply with those covenants as amended and/or waived from time to time as if the same were set out (up-dated mutatis mutandis) in full in this Clause 11 and Clause 11 of the Corporate Guarantee respectively.

12    CORPORATE UNDERTAKINGS

12.1

General. The Borrowers also undertake with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit in writing such permission not to be unreasonably withheld.

12.2	Maintenance of status. Each Borrower will maintain its separate corporate existence and remain in good standing under the laws of Marshall Islands.

12.3	Negative undertakings. Neither Borrower will:

(a)	carry on any business other than the ownership, chartering and operation of its Ship; or

(b)

, if there has occurred an Event of Default which is continuing, or an Event of Default would thereby be caused thereby to occur, pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital; or

(c)	provide any form of credit or financial assistance to any person or company; or

(d)

open or maintain any account with any bank or financial institution except accounts with a bank or financial institution already opened or maintained or accounts approved by the Agent for the purposes of the Finance Documents; or

(e)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital; or

(0	acquire any shares or other securities or enter into any transaction in a derivative; or

(g)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation which would (in the case of the Borrower) give rise to a Change of Control Event; or

(h)

incur any Financial Indebtedness (including issuing any guarantee or making any loans or advances) other than in the ordinary course of owning and operating its Ship or an unsecured guarantee in respect of the Indenture dated November 13, 2013 as otherwise contemplated by this Agreement.

12.4

Inter-company Loans. Each Borrower shall procure that any Financial Indebtedness incurred from any of their respective shareholders or any other company which is controlled (directly or indirectly) by the Corporate Guarantor or the Borrowers is so incurred on terms that the same is fully subordinated to the Borrowers’ obligations under the Finance Documents in form and substance acceptable to the Agent.

12.5

Ownership. The Borrowers will ensure that throughout the Security Period there is no change in the ownership of the Borrowers or in the beneficial ownership of the Borrowers from that which has been disclosed to the Lenders prior to the execution of this Agreement.

12.6	Sanctions. Each Borrower undertakes that it shall:

(a)

not be, and shall procure that any Security Party and other member of the Group and an Approved Manager or any Related Person of any of them, or any director, officer, agent, employee or person acting on behalf of the foregoing is not, a Restricted Person and does not act directly or indirectly on behalf of a Restricted Person or have a course of dealings with a Restricted Person;

(b)

and shall procure that each Security Party, each Approved Manager and each other member of the Group and each Related Person of any of them shall, not use any revenue or benefit derived from any activity or dealing with a Restricted Person in discharging any obligation due or owing to the Creditor Parties;

(c)

and shall procure that each Security Party, each Approved Manager and each other member of the Group and each Related Person of any of them shall not take any action, make any omission or use (directly or indirectly) any proceeds of the Loan in a manner that is a breach of Sanctions; and/or causes (or will cause) a breach of Sanctions by any Creditor Party;

(d)

procure that no proceeds from any activity or dealing with a Restricted Person are credited to any bank account held with any Creditor Party in its name or in the name of any other member of the Group or any Related Person of any of them;

(e)

take, and shall procure that each Security Party, each Approved Manager and each other member of the Group and each Related Person of any of them has taken, reasonable measures to ensure compliance with Sanctions;

(f)

and shall procure that each Security Party, each Approved Manager and each other member of the Group shall, to the extent permitted by law promptly upon becoming aware of them, supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority; and

(g)

not accept, obtain or receive any goods or services from any Restricted Person, except (without limiting Clause 12.5(b)), to the extent relating to any warranties and/or guarantees given and/or liabilities incurred in respect of an activity or dealing with a Restricted Person by a Borrower, any other Security Party, an Approved Manager or any other member of the Group in accordance with this Agreement.

12.7

Anti-bribery. The Borrowers shall ensure that no Security Party nor any of their respective affiliates, officers, directors, employees or agents acting on their behalf will, offer, give, insist on, receive or solicit any illegal payment or improper advantage to influence the action of any person in connection with any of its business.

12.8	FATCA Information

(a)	Subject to paragraph (c) below, the Borrowers shall, within 10 Business Days of a reasonable request by the Agent:

(i)	confirm to the Agent whether it or any Security Party is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)

supply to the requesting party such forms, documentation and other information relating to its status, or the status of such Security Party, under FATCA as the Agent reasonably requests for the purposes of its compliance with FATCA.

(b)

If a Borrower confirms pursuant to this Clause 12.8 (a) (i) that it, or a Security Party, is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, such Borrower shall notify the Agent reasonably promptly.

(c)

If a Borrower fails to confirm its status, or the status of a Security Party, or to supply forms, documentation or other information requested in accordance with subclause (a) above, then such Security Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until (in each case) such time as a Borrower provides the requested confirmation, forms, documentation or other information.

12.9	Financial covenants. At all times during the Security Period, by reference to the Latest Accounts, the Borrowers shall ensure that:

(d)	at no time shall the Liquidity of the Group be less than $30,000,000;

(e)

the Total Liabilities less cash (which shall have the meaning given thereto under US GAAP) divided by the Total Assets (adjusted for market values of owned vessels) less cash (which shall have the meaning given thereto under US GAAP meaning both restricted and freely available cash) shall be at all times less than 85%; and

(f)	the Net Worth shall at all times be equal to or more than USD50,000,000.

12.10

Compliance Check. Compliance with the undertakings contained in Clause 12.9 (Financial covenants) shall be determined by reference to the audited consolidated accounts for each Financial Year of the Corporate Guarantor and commencing with the Financial Year ending 31 December 2020, each delivered to the Agent pursuant to Clause 11.7 (Provision of financial statements) of this Agreement. Unless and until the Agent (acting with the authorisation of the Majority Lenders) otherwise agrees in writing, at the same time as it delivers those consolidated accounts (audited and unaudited) for each Financial Year, the Corporate Guarantor shall deliver to the Agent a Compliance Certificate, signed by the chief financial officer of the Corporate Guarantor, evidencing calculations and compliance with the financial covenants.

1 3 I N S U R A N C E

13.1

General. The Borrowers undertake with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent, with the authority of the Majority Lenders, may otherwise permit in writing such permission not to be unreasonably withheld.

13.2	Maintenance of obligatory insurances. Each Borrower shall keep the Ship owned by it insured at the expense of that Borrower against:

13.2.1	fire and usual marine risks (including hull and machinery, hull interest and excess risks);

13.2.2	war risks (including war P & I liabilities and the London Blocking and Trapping Addendum or similar arrangement); and

13.2.3

protection and indemnity risks (which cover shall include freight, demurrage and defence) in excess of the limit of cover for oil pollution liability risks included within the protection and indemnity risks; and

13.2.4

any other risks against which the Agent considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Agent be reasonable for that Borrower to insure and which are specified by the Agent by notice to that Borrower.

13.3	Terms of obligatory insurances. Each Borrower shall effect such insurances:

(a)	in Dollars;

(b)

in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) such amount, which when aggregated with the amount for which any other Ship then subject to a Mortgage is insured, is at least equal to 120% of the Loan and (ii) the Market Value of the Ships;

(c)

in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the international group of protection and indemnity clubs) and the international marine insurance market (and which shall be no less than $1,000,000,000);

(d)	in relation to protection and indemnity risks in respect of the full value and tonnage of the Ship owned by it;

(e)	on approved terms; and

(f)

through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks association (which is of a rating acceptable to the Agent) and protection and indemnity risks association (which is of a rating acceptable to the Agent and is a signatory to the International Group Agreement 1985).

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3 (Terms of obligatory insurances), each Borrower shall procure that the obligatory insurances shall:

(a)	(except in relation to risks referred to in Clause 13.2.3 (Maintenance of obligatory insurances) (name (or be amended to name) the Security Agent as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Agent, but without the Security Agent thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)

name the Security Agent as sole loss payee on such terms and with such directions for payment as the Security Agent may specify (and in particular on terms that the deductible in respect of the hull and machinery insurances shall not exceed the amount agreed upon and stated in the loss payable clause);

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Agent shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)

provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Security Agent in respect of any rights or interests (secured or not) held by or available to the Security Agent in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph

(d)

from making personal claims against persons (other than the Borrowers or any Creditor Party) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;

(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Agent;

(f)	provide that the Security Agent may make proof of loss if the Borrowers fail to do so; and

(g)

provide that if any obligatory insurance is validly cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Security Agent, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, charge or lapse shall not be effective with respect to the Security Agent for 14 days (or 7 days in the case of war risks) after receipt by the Security Agent of prior written notice from the insurers of such cancellation, change or lapse.

13.5	Renewal of obligatory insurances. Each Borrower shall:

(a)	at least 21 days (or such shorter period as the Agent may agree) before the expiry of any obligatory insurance:

(i)

notify the Security Agent of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom such Borrower proposes to renew that insurance and of the proposed terms of renewal; and

(ii)	in case of any substantial change in insurance cover, obtain the Agent’s approval to the matters referred to in paragraph (i) above;

(b)	at least 14 days (or such shorter period as the Agent may agree)before the expiry of any obligatory insurance, renew the insurance; and

(c)

procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Agent in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking. Each Borrower shall ensure that all approved brokers provide the Security Agent with copies of all policies relating to the obligatory insurances which they effect or renew and of a letter or letters or undertaking in a form required by the Agent and including undertakings by the approved brokers that:

(a)

they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4 (Further protections for the Creditor Parties);

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Agent in accordance with the said loss payable clause;

(c)	they will advise the Security Agent without undue delay of any material change to the terms of the obligatory insurances;

(d)

they will notify the Security Agent, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the relevant Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Agent of the terms of the instructions; and

(e)

they will not set off against any sum recoverable in respect of a claim relating to either Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of a Ship or otherwise, they waive any lien on the policies or, any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of each Ship forthwith upon being so requested by the Security Agent.

13.7	Copies of certificates of entry. Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provide to the Security Agent:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Agent; and

(c)

where required to be issued under the terms of insurance/indemnity provided by the relevant Owner’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by such Borrower in relation to its Ship in accordance with the requirements of such protection and indemnity association; and

(d)

if applicable, a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the relevant Ship.

13.8

Deposit of original policies. Each Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9

Payment of premiums. Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce certified copies of all relevant receipts when so required by the Security Agent.

13.10	Guarantees. Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Restrictions on employment. No Borrower shall employ its Ship, nor permit her to be employed, outside the cover provided by any obligatory insurances.

13.12

Compliance with terms of insurances. No Borrower shall do or omit to do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and, in particular:

(a)

each Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.7(c) above) (Copies of certificates of entry) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Agent has not given its prior approval;

(b)

no Borrower shall make any changes relating to the classification or classification society (unless the new classification society is a member of IACS) or manager or operator of its Ship unless approved by the underwriters of the obligatory insurances;

(c)

each Borrower shall make all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which its Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)

no Borrower shall employ its Ship, nor allow her to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.13

Alteration to terms of insurances. No Borrower shall make, or agree to, any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance without the prior written consent of the Security Agent.

13.14

Settlement of claims. No Borrower shall settle, except with the prior written consent of the Security Agent, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Agent to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.15	Provision of copies of communications. Each Borrower shall on the Agent’s written request, provide the Agent, with copies of all written communications between that Borrower and:

(a)	the approved brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(d)	that Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(e)

any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.16

Provision of information. In addition, each Borrower shall promptly provide the Agent (or any persons which it may designate) with any information which the Agent (or any such designated person) reasonably requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.17 (Mortgagee’s interest) below or dealing with or considering any matters relating to any such insurances,

and the Borrowers shall, forthwith upon demand, indemnify the Security Agent in respect of all reasonable fees and other reasonable expenses incurred by or for the account of the Security Agent in connection with any such report as is referred to in paragraph (a) above.

13.17

Mortgagee’s interest. The Security Agent shall be entitled from time to time to effect, maintain and renew all or any of the following insurances in such amounts, on such terms, through such insurers and generally in such manner as the Agent may from time to time reasonably consider appropriate:

(a)

a mortgagee’s interest marine insurance (in an amount of no less than 110% of the Loan at any relevant time) providing for the indemnification of the Creditor Parties for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to either Ship or a liability of either Ship or of either Borrower, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:

(i)

any act or omission on the part of a Borrower, of any operator, charterer, manager or sub-manager of the Ship owned by it or of any officer, employee or agent of a Borrower or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)

any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of a Borrower, any other person referred to in paragraph (i) above, or of any officer, employee or agent of that Borrower or of such a person, including the casting away or damaging of the Ship owned by it and/or the Ship owned by it being unseaworthy; and/or

(iii)	any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing; and

(b)

if required, a mortgagee’s interest additional perils policy (in an amount of no less than 110% of the Loan at any relevant time) providing for the indemnification of the Creditor Parties against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of a Ship, the imposition of any Security Interest over a Ship and/or any other matter capable of being insured against under a mortgagee’s interest additional perils policy whether or not similar to the foregoing, and the Borrowers shall upon demand fully indemnify the Security Agent in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.18

Review of insurance requirements. The Majority Lenders shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Majority Lenders, significant and capable of affecting either Borrower or either Ship and its insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrowers may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrowers.

13.19

Modification of insurance requirements. The Agent shall notify the Borrowers of any proposed modification under Clause 13.1813.17 (Review of insurance requirements) to the requirements of this Clause 13 (Insurance) which the Majority Lenders reasonably consider appropriate in the circumstances, and such modification shall take effect without undue delay on and from the date it is notified in writing to the Borrowers as an amendment to this Clause 13 (Insurance) and shall bind the Borrowers accordingly.

13.20

Compliance with mortgagee’s instructions. The Agent shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Agent until the Borrowers implement any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.18 (Review of insurance requirements).

14	SHIP COVENANTS

14.1

General. Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent, with the authority of the Majority Lenders, may otherwise reasonably permit in writing such permission not to be unreasonably withheld.

14.2

Ship’s name, registration and classification. Each Borrower shall keep its Ship registered in its name under the Approved Flag; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of its Ship; and shall not make any changes relating to the classification or classification society of its Ship (unless the new classification society is a member of IACS).

14.3	Repair and classification. Each Borrower shall keep its Ship in a good and safe condition and state of repair:

(a)	consistent with first-class ship operation and management practice;

(b)

so as to maintain the highcst class applicable to vessels of the same age, type and specification as such Ship at American Bureau of Shipping (or an equivalent IACS classification society acceptable to the Agent in its reasonable discretion) free of overdue recommendations and conditions affecting class that ship’s class that have not been complied with in accordance with their terms class; and

(c)

so as to comply with all laws and regulations applicable to vessels registered at ports in the Approved Flag State or to vessels trading to any jurisdiction to which such Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code and the ISM Code Documentation and the ISPS Code Documentation.

14.4

Modification. No Borrower shall make any modification or repairs to, or replacement of, its Ship or equipment installed on her which would or might materially alter the structure, type or performance characteristics of such Ship or materially reduce her value.

14.5

Removal of parts. No Borrower shall remove any material part of its Ship or any item of equipment installed on such Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Agent and becomes on installation on such Ship the property of the relevant Owner and subject to the security constituted by the Mortgage Provided that the relevant Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to its Ship.

14.6

Survey. Each Borrower shall submit its Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Agent provide the Agent, with copies of all survey reports; the Agent will consider a Borrower’s written justification for refusing to provide such survey and the Agent may, at its sole discretion, withdraw such request.

14.7

Inspection. Each Borrower shall permit the Agent (by surveyors or other persons appointed by it for that purpose) to board its Ship once per year and at a place where it is practically convenient based on the Ship’s schedule and without interfering with the operation of such Ship or causing her delay, to inspect her about proposed or executed repairs and shall afford all proper facilities for such inspections and shall make available to the Agent or its surveyor on request all records (on board or on shore) relating to its Ship. All reasonable fees and expenses reasonably incurred in relation to the appointment of the surveyor or surveyors once per year and the preparation and issue of all technical reports pursuant to this Clause 14.7 shall be for the account of the Borrowers.

14.8	Prevention of and release from arrest. Each Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against its Ship or such Ship’s Earnings or Insurances;

(b)	all taxes, dues and other amounts charged in respect of its Ship or such Ship’s Earnings or Insurances; and

(c)	all other outgoings whatsoever in respect of its Ship or such Ship’s Earnings or Insurances and, forthwith upon receiving notice of the arrest of its Ship, or of her detention in exercise or purported exercise of any lien or claim, the relevant Owner shall procure her release by providing bail or otherwise as the circumstances may require.

14.9	Compliance with laws etc. The Borrowers shall (and shall procure that the Approved Managers and their Related Persons shall):

(a)

comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ships, each Ship’s ownership, operation and management or to the business of the Borrowers (including, but not limited to, the International Management Code for the Safe Operation of Ships and for Pollution Prevention) and all relevant national or international laws, statutes, regulations, directives, decrees or analogous rules (including, but not limited to, laws relating to any trading prohibition imposed by the Approved Flag State, the country of incorporation of the relevant Owner or the country of nationality of any crew member of the Ship owned by it by which that Borrower is bound in connection with such crew members or any rules relating to international sanctions) and pay all taxes for which it is liable as they fall due under any applicable law;

(b)	not employ the Ships nor allow their employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code;

(c)	and will procure that each Security Party, each Approved Manager and each other member of the Group and any Related Person of any of them will, comply in all respects with all Sanctions; and

(d)

in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ships to enter or trade to any zone which is declared a war zone by any government or by a Ship’s war risks insurers unless the prior written consent of the Agent has been given and the relevant Owner has (at its expense) effected any special, additional or modified insurance cover which the Agent may require.

14.10	Provision of information. Each Borrower shall promptly provide the Security Agent with any information and/or evidence which the Security Agent requests regarding:

(a)	its Ship, her employment, position and engagements;

(b)	payments and amounts due to the master and crew of its Ship;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of its Ship and any payments made in respect of such Ship;

(d)	any towages and salvages; and

(e)	its compliance, the Approved Managers compliance or the compliance of its Ship with the ISM Code and the ISPS Code;

(f)	the class and classification society of its Ship;

and, upon the Agent’s request, provide copies of any current charter relating to its Ship, of any current charter guarantee and, of the ISM Code Documentation and the ISPS Code Documentation.

14.11	Notification of certain events. Each Borrower shall immediately notify the Agent by letter of:

(a)	any casualty which is or is likely to he or to become a Major Casualty;

(b)	any occurrence as a result of which its Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)

any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied within the time limit, if any, imposed by any insurer or classification society or by any competent authority;

(d)	any arrest or detention of its Ship, any exercise or purported exercise of any lien on such Ship or her Earnings or any requisition of such Ship for hire;

(e)	any intended dry docking of its Ship which is not routine;

(f)	any Environmental Claim made against a Borrower or in connection with its Ship, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against a Borrower, an Approved Manager or otherwise in connection with a Ship; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code and/or the ISPS Code not being complied with,

and the Borrowers shall keep the Agent advised in writing on a regular basis and in such detail as the Agent shall reasonably require of the Borrowers’, the affected Approved Managers’ or any other person’s response to any of those events or matters.

14.12	Restrictions on chartering, appointment of managers etc.

No Borrower shall:

(a)	let its Ship on demise charter for any period;

(b)

subject to Clause 14.15 (Charter Assignment), enter into any time or consecutive voyage charter in respect of its Ship for a term which exceeds 12 months in duration (excluding extension options) (and the Agent shall not unreasonably withhold its consent to such a charter);

(c)	enter into any charter in relation to its Ship under which more than 4 months’ hire (or the equivalent) is payable in advance;

(d)	charter its Ship otherwise than on bona fide arm’s length terms at the time when such Ship is fixed;

(e)	appoint a manager of its Ship other than the Approved Managers or agree to any substantial alteration to the terms of either Approved Manager’s appointment;

(f)	make any changes relating to the classification or classification society of its Ship (unless the new classification society is a member of IACS);

(g)	de-activate or lay up its Ship; or

(h)	put its Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $500.000 (or the equivalent in any other currency).

14.13

Notice of Mortgage. Each Borrower shall keep the Mortgage registered against its Ship as a valid first priority mortgage and if required by the Approved Flag State, carry on board such Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of such Ship a framed printed notice stating that that Ship is mortgaged by the relevant Owner to the Security Agent.

14.14	Sharing of Earnings. No Borrower shall:

(a)	enter into any agreement or arrangement for the sharing of any Earnings;

(b)

enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any rights of a Borrower to any Earnings; apart from any profit sharing arrangements with a Charterer which are permitted on arm’s length basis and at normal market rates; or

(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

14.15

Charter Assignment. If a Borrower enters into any Charter in respect of its Ship such Borrower shall, at the request of the Agent, execute in favour of the Security Agent a Charter Assignment in respect of such Charter in the form and upon the terms and conditions required by the Agent and shall deliver to the Agent such corporate authorities and corporate documents as the Agent may require along with a certified true copy of such Charter or its recap provided that such notice will only be served to the relevant Charterer if there is an Event of Default which is continuing.

14.16

Insurance opinion. Each Borrower shall provide the Agent (i) in case of any alteration to the terms of any obligatory insurances in respect of its Ship or any change in the brokers and/or insurance companies and/or underwriters through which such insurances are effected and (ii) otherwise on request, at the Borrowers’ cost, with an opinion from insurance consultants on the insurances effected or to be effected in respect of such Ship, confirming that such Ship is insured on terms approved by the Agent or, if such insurance opinion has been obtained by the Agent, shall reimburse the Agent for the cost of such opinion.

14.17	Nuclear waste, nuclear material. Each Borrower shall ensure that its Ship will not, under any circumstances, carry any nuclear material or nuclear waste at any time

14.18

Trading. No Borrower shall permit its Ship to trade in any area prohibited by (i) the government of the Approved Flag State of its Ship, (ii) the country of incorporation or domicile of the relevant Owner or (iii) the country of which any officer and crew member on board such Ship is a national.

15	SECURITY COVER

15.1

Provision of additional security cover; prepayment of Loan. The Borrowers undertake with each Creditor Party that if the Agent notifies the Borrowers in writing that after the Drawdown Date the Security Value is less than the Required Security Amount, the Borrowers will, within 30 days after the date on which the Agent’s notice is served, either:

(i)

provide, or ensure that there is provided, additional security (including, but not limited to, a first or second preferred mortgage over a ship) which, in the opinion of the Agent, has a net realisable value (calculated in the case of a ship in accordance with Clause 15.2 (Valuation of a Ship)) at least equal to the shortfall and which covers such asset or assets, and is documented in such terms, as the Agent may approve or require

(ii)	prepay in accordance with Clause 8 (Repayment and Prepayment) such part (at least) of the Loan as will eliminate the shortfall; or

(iii)	pledge to the Agent by way of security an amount of cash of no less than the amount of the shortfall.

15.2

Valuation of a Ship. A Ship shall, for the purposes of this Agreement, be valued in Dollars by taking the valuation prepared by an independent ship sale and purchase broker appointed by the Agent, such valuation to be made without physical inspection, and on the basis of a sale for prompt delivery for cash at arms’ length, on normal commercial terms, as between a willing buyer and a willing seller without taking into account the benefit or burden of any charterparty or other engagement concerning such Ship and shall be no older than 30 days as at any relevant date. Valuations shall be obtained:

(a)	prior to the Drawdown Date and annually thereafter; and

(b)	(in addition to (a) above) at any other time as the Agent shall require (in its reasonable discretion).

The valuations for a Ship on each such occasion shall constitute the Market Value of a Ship for the purposes of this Agreement until superseded by the next such valuation.

15.3

Valuations binding. Any valuation under Clause 15.2 (Valuation of a Ship) shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Agent makes of a security which does not consist of or include a Security Interest.

15.4

Provision of information. The Borrowers shall promptly provide the Agent and any shipbroker or expert acting under Clause 15.2 (Valuation of a Ship) with any reasonable information which the Agent or the shipbroker or expert may request for the purposes of the valuations; and, if a Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Agent (or the expert appointed by it) considers prudent.

15.5

Payment of valuation expenses. All costs in connection with obtaining and determining (i) any Market Value pursuant to Clause 15.2(a) (Valuation of a Ship), (ii) any Market Value pursuant to Clause 15.2(b) (Valuation of a Ship) after the occurrence of an Event of Default, (iii) any Market Value which obliges the Borrowers to make a prepayment of the Loan or provide additional security in accordance with Clause 15.1 (Provision of additional security cover; prepayment of Loan), and (iv) any valuation either of any additional security for the purposes of ascertaining the Market Value at any time or necessitated by the Borrowers electing to constitute additional security pursuant to Clause 15.1 (Provision of additional security cover; prepayment of Loan), must be paid by the Borrowers.

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments. All payments to be made:

(a)	by the Lenders to the Agent; or

(b)	by either Borrower to the Agent, the Security Agent or any Lender, under a Finance Document shall be made to the Agent or to the Security Agent, in the case of an amount payable to it:

(i)	by not later than 11.00 a.m. (New York City time) on the due date;

(ii)

in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(iii)

if in Dollars, to the account of the Agent at (SWIFT address: ERBKGRAA) with Deutsche Bank Trust Company Americas, New York, USA (SWIFT address: BKTRUS33), or to such other account with such other bank as the Agent may from time to time notify to the Borrowers and the other Creditor Parties or to such other account with such other bank as the Security Agent may from time to time notify to the Borrowers and the other Creditor Parties.

16.2	Payment on non-Business Day. If any payment by the Borrowers under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3

Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4

Distribution of payments to Creditor Parties. Subject to Clauses 16.5 (Permitted deductions by Agent), 16.6 (Agent only obliged to pay when monies received) and 16.7 (Refund to Agent of monies not received):

(a)

any amount received by the Agent or the Security Agent under a Finance Document for distribution or remittance to a Lender or the Security Agent shall be made available by the Agent to that Lender or, as the case may be to the Security Agent by payment, with funds having the same value as the funds received, to such account as that Lender or the Security Agent may have notified to the Agent not less than 5 Business Days previously; and

(b)

amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

16.5

Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

16.6

Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrowers or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrowers or that Lender until the Agent has satisfied itself that it has received that sum.

16.7

Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrowers or a Lender, without first having received that sum, the Borrowers or (as the case may be) the Lender concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)

pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8

Agent may assume receipt. Clause 16.7 (Refund to agent of monies not received) shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9

Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.10

Agent’s memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Creditor Parties from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.11

Accounts prima facie evidence. If any accounts maintained under Clauses 16.9 (Creditor Party accounts) and 16.10 (Agent’s memorandum account) show an amount to be owing by the Borrowers or a Security Party to a Creditor Party, those accounts shall, absent manifest error, be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS

17.1

Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

(i)

first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrowers under Clauses 20 (Fees and Expenses), 21 (Indemnities) and 22 (No Set-Off or Tax Deduction) of this Agreement or by the Borrowers or any Security Party under any corresponding or similar provision in any other Finance Document);

(ii)	secondly, in or towards satisfaction pro rata of interest and default interest payable to the Creditor Parties under the Finance Documents; and

(iii)	thirdly, in or towards satisfaction of the Loan;

(b)

SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrowers, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause; and

(c)	THIRDLY: any surplus shall, provided that there is no continuing Event of Default, be paid to the Borrowers.

17.2

Variation of order of application. The Security Agent may by notice to the Borrowers, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 (Normal order of application) either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3

Notice of variation of order of application. The Security Agent may give notices under Clause 17.2 (Variation of order of application) from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4

Appropriation rights overridden. This Clause 17 and any notice which the Security Agent gives under Clause 17.2 (Variation of order of application) shall override any right of appropriation possessed, and any appropriation made, by either Borrower or any Security Party.

18	APPLICATION OF EARNINGS

18.1

Payment of Earnings. Each Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignment), all the Earnings of its Ship are paid to the relevant Earnings Account.

18.2

Application of Earnings. Each Borrower undertakes with the Lenders that money from time to time credited to, or for the time being standing to the credit of, an Earnings Account shall, unless and until an Event of Default shall have occurred (whereupon the provisions of Clause 17.1 (Normal order of application) shall be and become applicable), be available for application in the following manner:

(a)	FIRST: in or towards meeting the costs, fees and expenses payable by the Borrowers under the Finance Documents;

(b)	SECONDLY: pari passu in or towards making the payments of interest due to the Lenders pursuant to this Agreement;

(c)	THIRDLY: pari passu in or towards making payments of the repayment instalments under Clause 8.1 (Amount of repayment instalments);

(d)	FOURTHLY: in or towards making the transfers to the Retention Account required pursuant to Clause 18.3 (Monthly retentions); and

(e)	FIFTHLY: as to any surplus from time to time arising on an Earnings Account following application as aforesaid, to be paid to the relevant Borrower or to whomsoever it may direct.

18.3

Monthly retentions. The Borrowers undertake with the Lenders to ensure that, throughout the Security Period and commencing on the date falling one (1) month after the Drawdown Date to occur, and thereafter on the same day in each subsequent month, there is transferred to the Retention Account out of the aggregate Earnings received in the Earnings Account during the preceding calendar month:

(a)	one-third of the amount of the repayment instalment falling due under Clause 8 (Repayment and Prepayment) on the next Repayment Date; and

(b)	the relevant fraction of the amount of interest which is payable on the next due date for payment of interest under this Agreement.

18.4

The “relevant fraction” is a fraction of which the numerator is 1 and the denominator the number of months comprised in the current Interest Period (or, if the current Interest Period ends after the next date for payment of interest under this, the number of months from the later of the commencement of the current Interest Period or the last due date for payment of interest to the next date for payment of interest under this Agreement).

18.5

Shortfall in Earnings. If the aggregate Earnings received in the Earnings Accouns are insufficient at any time for the required amount to be transferred to the Retention Account under Clause 18.3 (Monthly Retentions), the Borrowers shall make up the amount of the insufficiency on demand from the Lenders; but, without thereby prejudicing the Lenders’ right to make such demand at any time, the Lenders may permit the Borrowers to make up all or part of the insufficiency by increasing the amount of any transfer under Clause 18.3 (Monthly Retentions) from the Earnings received in the next or subsequent months.

18.6

Application of retentions. Until an Event of Default occurs, the Lenders shall on each Repayment Date and on each due date for the payment of interest under this Agreement distribute to the Lenders so much of the then balance on the Retention Account as equals:

(a)	the repayment instalment due on that Repayment Date; or

(b)	the amount of interest payable on that interest payment date, in discharge of the Borrowers’ liability for that repayment instalment or that interest.

18.7

Interest accrued on Retention Account. Any credit balance on the Retention Account shall bear interest at the rate from time to time offered by the Lenders to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Lenders likely to remain on the Retention Account.

18.8

Release of accrued interest. Interest accruing under Clause 18.6 (Application of retention) on the Retention Account shall remain on the Retention Account and shall not be released to the Borrowers until the end of the Security Period.

18.9	Location of accounts. Each Borrower shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of its Earnings Account and/or the Retention Account or any of them; and

(b)	execute any documents which the Agent specifies to create or maintain in favour of the Security Agent a Security Interest over the Earnings Accounts and/or the Retention Account or any of them.

18.10	Borrowers’ obligations unaffected. The provisions of this Clause 18 do not affect:

(a)	the liability of the Borrowers to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrowers or any Security Party under any Finance Document.

18.11

Other accounts. Each Lender is hereby authorised to open and maintain as many Loan and/or contingent and/or suspense and/or intermediary accounts as necessary for the purpose of facilitating the accounting monitoring of the Loan in its books. In this respect each Lender is authorised to merge and/or divide and/or transfer the balances of any such accounts to other such accounts. In any litigation proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the relevant Lender in accordance with its usual practice are conclusive evidence of the matters to which they relate save in the case of manifest error.

19	EVENTS OF DEFAULT

19.1	Events of Default. An Event of Default occurs if:

(a)

either Borrower or any Relevant Person fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document unless (i) its failure to pay is caused by administrative or technical error or a Disruption Event and (ii) payment is made within three Business Days of its due date; or

(b)

any breach occurs of Clause 9.3 (Conditions subsequent), 11.2 (Title; negative pledge), 11.3 (No disposal of assets), 12.2 (Maintenance of status), 12.3 (Negative Undertakings), 12.6 (Sanctions), 13.2 (Maintenance of obligatory insurances), 13.3 (Terms of obligatory insurances) or 15.1 (Provision of additional security cover; prepayment of Loan); or

(c)

any breach by either Borrower or any Relevant Person occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b) above) if, in the opinion of the Majority Lenders, such default is capable of remedy, and such default continues unremedied 20 days after written notice from the Agent requesting action to remedy the same; or

(d)

(subject to any applicable grace period specified in the Finance Document) any breach by either Borrower or any Relevant Person occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (c) above); or

(e)

any representation, warranty or statement made by, or by an officer of, a Borrower or a Relevant Person in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading in a material respect when it is made or repeated; or

(f)

any of the following occurs in relation to any Financial Indebtedness (exceeding $10,000,000 in respect of the Corporate Guarantor, $500,000 in respect of a Borrower and $1,000,000 in respect of all other Relevant Persons) of a Relevant Person:

(iv)	any Financial Indebtedness of any Relevant Person is not paid when due or, if so payable, on demand; or

(v)	any Financial Indebtedness of any Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(vi)

a lease, hire purchase agreement or charter creating any Financial Indebtedness of any Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(vii)

any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of any Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(viii)	any Security Interest securing any Financial Indebtedness of any Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the reasonable opinion of the Majority Lenders, unable to pay its debts as they fall due; or

(ii)

any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $10,000,000 or more in respect of the Corporate Guarantor, $500,000 or more in respect of a Borrower and $1,000,000 or more for all other Relevant Persons or the equivalent in another currency and, in respect of a Relevant Person other than a Security Party, the same is not lifted within 30 days; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person unless contested in good faith and on substantial grounds; or

(iv)

a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to a Relevant Person, or the members or directors of a Relevant Person pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Agent and effected not later than 3 months after the commencement of the winding up; or

(v)

a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 banking days of the presentation of the petition; or

(vi)

a Relevant Pcrson petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise other than any re-organisation required pursuant to any new legislation passed by a relevant government; or

(vii)

any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi) above; or

(viii)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the reasonable opinion of the Agent, is similar to any of the foregoing; or

(h)	any Relevant Person ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for any Relevant Person to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for any Creditor Party to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)

any official consent necessary to enable either Borrower to own, operate or charter the Ship owned by it or to enable either Borrower to comply with any provision which the Agent considers material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)

any provision which the Majority Lenders reasonably consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(1)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(m)	any Security Party is in breach of or fails to observe any law, requirement, measure or procedure implemented to combat Money Laundering; or

(n)	the classification of either Ship is withdrawn by its classification society the Ship is not immediately granted a new classification by another classification society; or

(o)

either Ship is expropriated, confiscated, requisitioned or acquired, whether for full consideration, a consideration less than her proper value, a nominal consideration or without any consideration, by any government or official authority or by any person or persons claiming to be or to represent a government or official authority; or

(p)

any legal or administrative proceedings of any kind whatsoever have been commenced against either Borrower which could, in the opinion of the Majority Lenders be expected to have a Material Adverse Effect; or

(q)	an Environmental Incident occurs which gives rise, or may give rise, to an Environmental Claim which could, in the opinion of the Majority Lenders be expected to have a Material Adverse Effect; or

(r)

any other event occurs or circumstance arises (including, but not limited to, any global economic or political events, or events related to the international money or capital markets) which, in the opinion of the Agent, is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Finance Documents or (ii) the security created by any of the Finance Documents; or

(s)

the Approved Flag State of either Ship or the country in which any Security Party is incorporated or domiciled becomes involved in hostilities or civil war or there is a seizure of power in an Approved Flag State by unconstitutional means unless such Ship registered in such Approved Flag State shall have been transferred onto a new Approved Flag acceptable to the Lenders within thirty (30) days of the start of such hostilities or civil war or seizure of power; or

(t)	there shall occur a Change of Control Event; or

(u)	Mrs. Angeliki Frangou ceases to ceases to be Chairman and CEO of the Corporate Guarantor; or

(v)	any Security Party repudiates any of the Finance Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Finance; Documents; or

(w)	the Corporate Guarantor ceases to be (aa) the holding company of ocean-going vessels, and (bb) listed and trading at NYSE or other exchange in the United States of America; or

(x)

any other event occurs or any other circumstances arise or develop including, without limitation a material adverse change in the financial position, state of affairs or prospects of a Borrower or the Corporate Guarantor which affects its payment obligations under the Finance Documents to which it is a party in the light of which the Majority Lenders reasonably consider that a Borrower or any Relevant Person is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

19.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default which is continuing:

(a)	the Agent may and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrowers a notice stating that the Commitments and all other obligations of each Lender to the Borrowers under this Agreement are terminated; and/or

(ii)

serve on the Borrowers a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable; it may credit the same to a suspense account in the name of the Agent for application either immediately or in due course in satisfaction of the Borrowers’ payment obligations under this Agreement; and/or

(iii)

take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii) above, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)

the Security Agent may, and if so instructed by the Agent, the Security Agent shall, take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii) above, the Security Agent, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law.

19.3

Termination of Commitments. On the service of a notice under paragraph (a)(i) of Clause 19.2 (Actions following an Event of Default), the Commitments and all other obligations of each Lender to the Borrowers under this Agreement shall terminate.

19.4

Acceleration of Loan. On the service of a notice under paragraph (a)(ii) of Clause 19.2 (Actions following an Event of Default), the Loan, all accrued interest and all other amounts accrued or owing from the Borrowers or any Relevant Person under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5

Multiple notices; action without notice. The Agent may serve notices under paragraphs (a) (i) and (ii) of Clause 19.2 (Actions following an Event of Default) simultaneously or on different dates and it and/or the Security Agent may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6

Notification of Creditor Parties and Relevant Persons. The Agent shall send to each Lender, the Security Agent and each Relevant Person a copy or the text of any notice which the Agent serves on the Borrowers under Clause 19.2 (Actions following an Event of Default); but the notice shall become effective when it is served on the Borrowers, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide either Borrower or any Relevant Person with any form of claim or defence.

19.7

Lender’s rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1 (Interests of Lenders several).

19.8	Exclusion of Creditor Party Liability. No Creditor Party, and no receiver or manager appointed by the Security Agent, shall have any liability to the Borrowers or a Relevant Person:

(a)

for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)

as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the gross negligence or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

19.9

Relevant Persons. In this Clause 19 a “Relevant Person” means the Borrowers and the Corporate Guarantor or any other person who provides a mortgage, charge, pledge, maritime or other lien or other security interest of any kind as security for the Borrowers’ obligations under this Agreement and the Finance Documents.

19.10

Interpretation. In Clause 19.1(f) (Events of Default) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) (Events of Default) “petition” includes an application.

20	FEES AND EXPENSES

20.1

Arrangement fee. The Borrowers shall pay to the Arranger on the date of this Agreement a sum in the amount of $208,000 representing its costs and expenses for the evaluation of the loan facility to be made available under the Agreement and the terms on which it shall be made available (as outlined in this Agreement) and the arrangement of the advance of the Loan, whether in whole or in part, together with any tax thereon (if applicable). The evaluation costs and expenses referred to in this Clause must be paid by the Borrowers to the Arranger, whether or not any part of the Commitment is ever advanced and shall be non-refundable.

20.2	Commitment fee.

20.2.1

The Borrowers shall pay to the Agent (for the account of the Lenders in proportion to their Commitment) a commitment fee of 0.50% per annum on the undrawn amount of the Loan commencing on 25 June 2020 and ending on the last day of the Availability Period.

20.2.2

The Borrowers shall pay the accrued commitment fee on the last day of each successive period of three (3) months beginning on 25 June 2020 which ends during the Availability Period, on the last day of the Availability Period, on the Drawdown Date and (on any cancelled amount of the relevant Lender’s Commitment) at the time such cancellation is effective.

20.2.3	The fee referred to in this Clause 20.2 must be paid by the Borrowers to the Agent, whether or not any part of the Commitment is ever advanced and shall be non-refundable.

20.3

Costs of negotiation, preparation etc. The Borrowers shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Agent in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.4	Costs of variations, amendments, enforcement etc. The Borrowers shall pay to the Agent, on the Agent’s demand, the amount of all expenses incurred by any Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 (Security cover) or any other matter relating to such security;

(d)

where the Agent, in its opinion, considers that there has been a material change to the insurances in respect of either Ship, the review of the insurances or either Ship pursuant to Clause 13.18 (Review of insurance assignments);

(e)	any step taken by any Lender concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.5

Documentary taxes. The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any liabilities and expenses resulting from any failure or delay by the Borrowers to pay such a tax.

20.6

Certification of amounts. A notice which is signed by two officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall, save for manifest error, be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1

Indemnities regarding borrowing and repayment of Loan. The Borrowers shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Agent on its demand in respect of all expenses, liabilities and losses which are incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Loan not being borrowed on the date specified in the relevant Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	Breakage Costs;

(c)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(d)

any failure by the Borrowers to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 7 (Default Interest);

(e)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19 (Events of Default); and

(0

in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2

Breakage costs. Without limiting its generality, Clause 21.1 (Indemnities regarding borrowing and repayment of Loan) covers any liability, expense or loss, including a loss of a prospective profit, incurred by a Lender:

(a)

in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(b)

in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3

Miscellaneous indemnities. The Borrowers shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind (“liability items”) which may be made or brought against, or incurred by, any Creditor Party, in any country, in relation to:

(a)

any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Agent or any other Creditor Party or by any receiver appointed under a Finance Document;

(b)

any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document, other than liability items which are shown to have been caused by the gross negligence or the wilful misconduct of the Agent’s or (as the case may be) the Security Agent’s own officers or employees.

21.4	Extension of indemnities; environmental indemnity. Without prejudice to its generality, Clause 21.3

(Miscellaneous indemnities) covers:

(a)

any liability items which arise, or are asserted, under or in connection with any law or any regulation relating to safety at sea, pollution or the protection of the environment, including but not limited to the ISM Code and the ISPS Code; and

(b)

any expenses incurred by a Creditor Party as a result of any fax or email communication purporting to have bccn sent by the Borrowers to that Creditor Party fraudulently or without proper authorisation.

21.5

Currency indemnity. If any sum due from the Borrowers or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrowers or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrowers shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.5, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.5 creates a separate liability of the Borrowers which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.6

Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates the matters in respect of which the amount, or aggregate amount, is due shall, save for manifest error, be prima facie evidence that the amount, or aggregate amount, is due.

21.7

Sums deemed due to a Lender. For the purposes of this Clause 21, a sum payable by the Borrowers to the Agent or the Security Agent for distribution to a Lender shall be treated as a sum due to that Lender.

21.8

Notice of prepayment. If the Borrowers are not willing to continue to pay an indemnity in respect of Tax under Clause 21.1 (Indemnities regarding borrowing and repayment of Loan), the Borrowers may give to the Agent no less than 30 days’ notice of their intention to prepay the Contribution of any Lender whose Contribution is giving rise to such tax indemnity (a “Relevant Tax Lender”), at the end of an Interest Period.

21.9

Prepayment; termination of Commitment. A notice under Clause 21.8 (Notice of prepayment) shall be irrevocable; the Agent shall promptly notify the Relevant Tax Lender of the Borrowers’ notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Relevant Tax Lender shall be cancelled; and

(b)

on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Relevant Tax Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the relevant Margin.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions. All amounts due from the Borrowers under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrowers are required by law to make.

22.2	Grossing-up for taxes. If a Borrower is required by law to make a tax deduction from any payment:

(a)	that Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	that Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)

the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3

Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower concerned shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4

Exclusion of tax on overall net income. In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

22.5

Notice of prepayment. If the Borrowers are not willing to continue to pay an increased amount under clause 22.2 (Grossing-up for taxes), the Borrowers may give the Agent not less than is 30 days’ notice of their intention to prepay the Contribution of any Lender whose Contribution is giving rise to such increased payment (a “Relevant Lender”), at the end of an Interest Period.

22.6

Prepayment; termination of Commitment. A notice under Clause 22.5 (Notice of prepayment) shall be irrevocable; the Agent shall promptly notify the Relevant Lender of the Borrowers’ notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Relevant Lender shall be cancelled; and

(b)

on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Relevant Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the relevant Margin

22.	7 FATCA Deduction

(a)

a party to any Finance Document may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party to any Finance Document shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction;

(b)

a party to any Finance Document shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the party to whom it is making the payment and, in addition, shall notify the Borrowers, the Agent and the other Creditor Parties.

23	ILLEGALITY, ETC

23.1	Illegality. This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2

Notification of illegality. The Agent shall promptly notify the Borrowers, the Security Parties, the Security Agent and the other Lenders of the notice under Clause 23.1 (Illegality) which the Agent receives from the Notifying Lender.

23.3

Prepayment; termination of Commitment. On the Agent notifying the Borrowers under Clause 23.2 (Notification of illegality), the Lenders’ Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 (Illegality)as the date on which the notified event would become effective the Borrowers shall prepay the Loan in full in accordance with Clause 8 (Repayment and Prepayment).

23.4

Mitigation. If circumstances arise which would result in a notification under Clause 23.1 (Illegality) then, without in any way limiting the rights of the Notifying Lender under Clause 23.3 (Prepayment, termination of Commitment), the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement an d the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24	INCREASED COSTS

24.1	Increased costs. This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)

the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on that Lender’s overall nct income); or

(b)

the effect of complying with any regulation (including, but not limited to, the “International Convergence of Capital Standards, a Revised Framework” published by the Basle Committee on Banking Supervision in June 2004 as implemented in the EU by the Capital Requirements Directive (2006/48/EC and 2006/49/EC) (or any subsequent amendment or substitute agreement) or pursuant to Basel III, CRD IV and CRR and any other which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, is that the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”, that is to say,:

(i)

an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums; or

(ii)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(iii)

an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(iv)

a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement, but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 (Indemnities regarding borrowing and repayment of Loan) or by Clause 22 (No set-off or tax deduction).

For the purposes of this Clause 24.1 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

Provided that the Notifying Lender shall try to ensure that any loss suffered by the Borrowers as a result of the circumstances referred to in this Clause 24 are kept to a minimum.

24.2

Notification to Borrowers of claim for increased costs. The Agent shall promptly notify the Borrowers and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1 (Increased Costs).

24.3

Payment of increased costs. The Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrowers that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.4

Notice of prepayment. If the Borrowers are not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.3 (Payment of increased costs), the Borrowers may give the Agent not less than is 30 days’ notice of its intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

24.5

Prepayment; termination of Commitment. A notice under Clause 24.4 (Notice of Prepayment) shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrowers’ notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)

on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

24.6	Application of prepayment. Clause 8 (Repayment and Prepayment) shall apply in relation to the prepayment.

25	SET-OFF/BAIL-IN

25.1	Application of credit balances. Each Creditor Party may without prior notice:

(a)

apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of either Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrowers to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of either Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2

Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1 (Application of credit balances); and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3

Sums deemed due to a Lender. For the purposes of this Clause 25, a sum payable by the Borrowers to the Agent or the Security Agent for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4	Bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

i.	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

ii.	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

iii.	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

In this Clause:

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Bail-In Action” means the exercise of any Write-down and Conversion

Powers. “Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to lime; and

(b)

in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time. “Party” means a party to this Agreement.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation:

i.

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

ii.	any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to any UK Bail-In Legislation:

i.

any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

ii.	any similar or analogous powers under that UK Bail-In Legislation.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by a Borrower. No Borrower may, without the consent of the Agent, given on the instructions of all the Lenders:

(a)	transfer any of its rights, liabilities or obligations under any Finance Document; or

(b)	enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.

26.2

Transfer by a Lender. Subject to Clause 26.4 (Effective Date of Transfer Certificate), a Lender (the “Transferor Lender”) may at any time, without the consent of, or prior notice to, the Borrowers and at no cost of the Borrowers, transfer:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution engaged in maritime shipping finance (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Agent will have to be dealt with separately in accordance with the Agency and Trust Deed.

26.3

Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrowers, the Security Parties, the Approved Managers and each of the Creditor Parties;

(b)

on behalf of the Transferee Lender, send to the Borrowers, each Approved Manager and each Security Party letters or faxes or e-mails notifying them of the Transfer Certificate and attaching a copy of it; and

(c)	send to the Transferee Lender copies of the letters or faxes or e-mails sent under paragraph (b) above.

26.4	Effective Date of Transfer Certificate. A Transfer Certificate shall become effective on the date,

if	any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 (Transfer Certificate, delivery and notification) on or before that date.

26.5

No transfer without Transfer Certificate. No assignment or transfer of any right or obligation of a Lender under any Finance Document shall be binding on, or effective in relation to, the Borrowers, any Security Party, an Approved Manager the Agent or the Security Agent unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6

Lender re-organisation; waiver of Transfer Certificate. However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrowers and the Security Agent waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate. A Transfer Certificate shall take effect in accordance with English law as follows:

(a)

to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents shall he assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which a Borrower or any Security Party or an Approved Manager had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment shall be discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender shall become a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)

the Transferee Lender shall become bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Agent and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender shall cease to be bound by them;

(e)

any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date shall rank in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrowers or any Security Party or an Approved Manager against the Transferor Lender had not existed;

(f)

the Transferee Lender shall become entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.5 (Market Disruption — Non Availability) and Clause 20 (Fees and Expenses), and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender shall cease to be entitled to them; and

(g)

in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrowers or any Security Party or an Approved Manager referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8

Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4 (Effective Date of Transfer Certificate) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Agent and the Borrowers during normal banking hours, subject to receiving at least 3 Business Days prior notice.

26.9

Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates. The Borrowers, the Security Agent and each Lender irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.11	Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $2,500 from the Transferee Lender.

26.12

Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of the Borrowers, any Security Party, an Approved Manager, the Agent or the Security Agent (but with prior notice to the Borrowers and the Corporate Guarantor); and the Lenders may assign, in any manner and terms agreed by the Agent and the Security Agent, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13

Disclosure of information. The Borrowers irrevocably authorise each Creditor Party to give, divulge and reveal from time to time information and details relating to its accounts, the Ships, the Corporate Guarantor, the Finance Documents, the Loan and Commitment and any other agreement entered into by the Borrowers and/or the Corporate Guarantor or information provided by the Borrowers and/or the Corporate Guarantor in connection with the Finance Documents to:

(a)	any public or internationally recognised authorities that are entitled to and have requested to obtain such information and to whom it is mandatory to provide such information;

(b)	that Creditor Party’s head office, branches and affiliates and professional advisors;

(c)	any other parties to the Finance Documents;

(d)	a rating agency or their professional advisers;

(e)	any person with whom they propose to enter (or contemplate entering) into contractual relations in relation to the Loan and/or Commitment; and

(f)

any other person regarding the funding, refinancing, transfer, assignment, sale, sub-participation or operational arrangement or other transaction in relation thereto, including without limitation, for purposes in connection with a securitisation (or similar transaction) or any enforcement, preservation, assignment, transfer, sale or sub-participation of any of that Creditor Party’s rights and obligations.

In relation to paragraphs (b) to (f) (inclusive) above of this Clause 26.13 (Disclosure of information) the Creditor Parties undertake that a confidentiality agreement will be entered into between the Creditor Parties and such relevant persons.

26.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.15

Notification. On receiving such a notice, the Agent shall notify the Borrowers and the Security Agent; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.16

Securitisation. A Lender may include all or any part of its Contributions in a securitisation or similar transaction without the consent of the Borrowers or any Security Party or an Approved Manager. The Borrowers will (and shall procure that any Security Party and any Approved

Manager will) assist that Lender as necessary to achieve a successful securitisation (or similar transaction) Provided that the Borrowers shall not be required to bear any costs related to any such securitisation and need only provide such information which any third parties may reasonably request.

26.17

Security over Lenders’ rights. In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from the Borrowers or any Security Party or an Approved Manager, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)

in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for that Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by the Borrowers or any Security Party or an Approved Manager or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27	VARIATIONS AND WAIVERS

27.1

Variations, waivers etc. by Majority Lenders. Subject to Clause 27.2 (Variations, waivers etc. requiring agreement of all Lenders), a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrowers, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Agent in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party or the Approved Manager (as applicable).

27.2

Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 27.1 (Variations, waivers etc. by Majority Lenders) applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender”:

(a)	a change in the Margin or in the definition of LIBOR;

(b)	a change to the date for, the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(c)	a change to any Lender’s Commitment;

(d)	an extension of Availability Period;

(e)	a change to the definition of “Majority Lenders” or “Finance Documents”;

(f)

a change to the preamble or to Clauses 2 (Loan Facility), 3 (Position of the Lenders etc.), 4 (Drawdown), 5.1 (Payment of normal interest), 17 (Application of Receipts), 18 (Application of Earnings) or 30 (Law and Jurisdiction);

(g)	a change to this Clause 27;

(h)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(i)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

27.3 Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 27.1 (Variations, waivers etc. by Majority Lenders) and 27.2 (Variations, waivers etc. requiring agreement of all Lenders), no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by a Borrower or a Security Party or an Approved Manager of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27.4	Replacement of Screen Rate.

If a Screen Rate Replacement Event has occurred in relation to the Screen Rate, any amendment or waiver which relates to:

(a)	providing for the use of a Replacement Benchmark; and

( )

(i)	aligning any provision of any Finance Document to the use of that Replacement Benchmark ;

(ii)

enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(iii)	implementing market conventions applicable to that Replacement Benchmark;

(iv)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(v)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrower.

28	NOTICES

28.1

General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax or email; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice shall be sent:

(a) to the Borrowers:	c/o Navios Tankers Management Inc.
85 Akti Miaouli
Piraeus
Greece

Fax No: 30 210 453 1984
Attn: Vasiliki Papaefthymiou

(b) to a Lender:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.

(c) to the Agent, Arranger and the Security Agent	Eurobank S.A.
83 Akti Miaouli & Flessa Street 5th floor
185 38 Piraeus Greece

Attn: Shipping Unit
Fax no: 210 458 7877

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Agent, the Borrowers, the Lenders and the Security Parties.

28.3	Effective date of notices. Subject to Clauses 28.4 (Service outside business hours) and 28.5 (Illegible notices):

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax or email shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours. However, if under Clause 28.3 (Effective date of notices) a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5 (Illegible notices) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5

Illegible notices. Clauses 28.3 (Effective date of notices) and 28.4 (Service outside business hours) do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6

Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	English language. Any notice under or in connection with a Finance Document shall he in English.

28.8	Meaning of “notice”. In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	S UPPL E ME NT AL

29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2

Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

29.4	Counterparts. A Finance Document may be executed in any number of counterparts.

30	LAW AND JURISDICTION

30.1	English law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

30.2

Exclusive English jurisdiction. Subject to Clause 30.3 (Choice of forum for the exclusive benefit of the Creditor Parties), the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement (or any non-contractual obligation arising out of or in connection with this Agreement).

30.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 30.2 (Exclusive English jurisdiction) is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)

to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrowers shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

30.4

Process agent. Each Borrower irrevocably appoints Hill Dickinson LLP at present of Broadgate Tower, 20 Primrose Street, London EC2A 2EW, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

30.5

Creditor Party rights unaffected. Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6	Meaning of “proceedings”. In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

EXECUTION PAGE

BORROWERS
SIGNED by GEORGIOS PANAGAKIS	)
for and on behalf of	)	/s/ GEORGIOS PANAGAKIS
APHRODITE SHIPPING CORPORATION	)
in the presence of:	)
/s/ Victoria Liaou
Victoria Liaou
Piraeus, Greece

SIGNED by GEORGIOS PANAGAKIS	)
for and on behalf of	)	/s/ GEORGIOS PANAGAKIS
DIONE SHIPPING CORPORATION	)
in the presence of:	)
/s/ Victoria Liaou
Victoria Liaou
Piraeus, Greece

LENDERS

SIGNED by STAVROS GIAKOS
and by MARIA GRIPAIOU	)
for and on behalf of	)	/s/ STAVROS GIAKOS	/s/ MARIA GRIPAIOU
EUROBANK S.A.	)	STAVROS GIAKOS	MARIA GRIPAIOU
in the presence of:	)
/s/ Panagiotis Fokas
Panagiotis Fokas
Piraeus, Greece

ARRANGER

SIGNED by STAVROS GIAKOS
and by MARIA GRIPAIOU	)
for and on behalf of	)	/s/ STAVROS GIAKOS	/s/ MARIA GRIPAIOU
EUROBANK S.A.	)	STAVROS GIAKOS	MARIA GRIPAIOU
in the presence of:	)
/s/ Panagiotis Fokas
Panagiotis Fokas
Piraeus, Greece

AGENT

SIGNED by STAVROS GIAKOS
and by MARIA GRIPAIOU	)
for and on behalf of	)	/s/ STAVROS GIAKOS	/s/ MARIA GRIPAIOU
EUROBANK S.A.	)	STAVROS GIAKOS	MARIA GRIPAIOU
in the presence of:	)
/s/ Panagiotis Fokas
Panagiotis Fokas
Piraeus, Greece

SECURITY AGENT

SIGNED by STAVROS GIAKOS
and by MARIA GRIPAIOU	)
for and on behalf of	)	/s/ STAVROS GIAKOS	/s/ MARIA GRIPAIOU
EUROBANK S.A.	)	STAVROS GIAKOS	MARIA GRIPAIOU
in the presence of:	)
/s/ Panagiotis Fokas
Panagiotis Fokas
Piraeus, Greece